UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO 2 TO

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER THE SECUR ITIES ACT OF 1933

GREENKISSNY INC.

(Exact name of registrant as specified in its charter)

Date:  April 8, 2016

Delaware	7361	47-3317645
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 South Broadway

White Plains, New York 10601

TELEPHONE: (914) 304-4323

FAX: (917) 372-9985

(Address, including zip code, and telephone number,
including area code, of issuer’s principal executive office)

Ann Anderson

75 South Broadway

White Plains, New York 10601

TELEPHONE: (914) 304-4323

FAX: (917) 372-9985

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all correspondence to:

David Feldman, Esq.

Duane Morris LLP

1540 Broadway

New York, New York 10036-4086

TELEPHONE: (212) 692-1036

FAX: (212) 202-6094

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-9

PART I - END

Preliminary Offering Circular Dated April 8, 2016

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

3,000,000 SHARES OF COMMON STOCK

  This offering circular (the “Offering Circular”) relates to the offer and sale of up to $3,000,000 (the “Offering”) of shares of common stock, par value $0.00001 per share (the “Common Stock”), of GreenKissNY Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), for $1.00 per share.

The Offering is being made on a self-underwritten, “best efforts” basis.  There is no minimum number of shares of Common Stock required to be purchased by each investor.  The shares of Common Stock offered by the Company will be sold on our behalf by our founder, President, Chief Executive Officer and sole director, Ann Anderson. Ms. Anderson is deemed to be an underwriter of the Offering. She will not receive any commissions or proceeds for selling the shares of Common Stock on our behalf.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

	Price to Public	Underwriting Discount and Commission	Proceeds to the Company	Proceeds to Other Persons

Per Share:	$1.00	N/A	$1.00	N/A
Total:	$3,000,000	N/A	$3,000,000	N/A
Minimum Total: (1)	0	N/A	0	N/A
Maximum Total:	$3,000,000	N/A	$3,000,000	N/A

 (1) There shall be no minimum amount invested before the Company shall have access to the proceeds.

The Offering will terminate upon the earlier of (i) such time as all of the shares of Common Stock have been sold pursuant to this Offering Circular or (ii) 365 days from the qualified date of this Offering Circular, unless extended by the Company’s sole director, in her sole discretion, for an additional 90 days. We may however, at any time and for any reason, terminate the Offering without notice to or consent from any purchaser of shares of Common Stock in the Offering.

The proceeds from the sale of the shares of Common Stock will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed pursuant to this Offering Circular. All proceeds from the sale of the shares of Common Stock are non-refundable, except as may be required by applicable laws. All expenses incurred in this Offering are being paid for by the Company.

There has been no public trading market for the Common Stock.  Upon completion of this Offering, we will attempt to have the shares quoted on either the OTCQX or OTCQB, each operated by OTC Markets Group, Inc. (collectively, the “OTC”), subject to our satisfaction of applicable listing requirements. There is no assurance that the shares of Common Stock will ever be quoted on the OTC.  To be quoted on the OTC, a market maker must apply with the Financial Industry Regulatory Authority ("FINRA") to make a market in our Common Stock.  As of the date of this Offering Circular, we have engaged in preliminary discussions with a FINRA market maker regarding participation in a future trading market for our securities; however, no filing with FINRA has been made.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING TO THE EXTENT THAT THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES OF COMMON STOCK ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 4.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

ADDITIONAL INFORMATION

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of shares of our Common Stock. Our business, financial condition, results of operations and Offering Circular may have changed since that date.

The date of this Offering Circular is                 , 2016

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that may be important to you. You should read this entire Offering Circular carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this Offering Circular. In this Offering Circular, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to GreenKissNY, Inc., and its subsidiaries (collectively, the “Subsidiaries”), GreenKiss Staffing Solutions Inc., formerly Nexus Staffing Specialists, Inc. (“GSS”), Green Kiss USA, Inc. (“GKUSA”), Green Kiss Laboratories, Inc. (“GK Laboratories”) and GreenKiss Management Services Inc., formerly Nexus Managed Services Inc. (“GMSI”).

This Offering Circular, and any supplement to this Offering Circular, include “forward-looking statements”. To the extent that the information presented in this Offering Circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in this Offering Circular.

Overview

We are a holding company that intends to focus our lifestyle brands primarily on health and wellness through our three separate business units. GSS focuses on temporary staffing targeting environmentally conscious companies, GKUSA intends to engage in the development of sustainably produced agricultural products, and GK Laboratories intends to focus on discovering, inventing, developing, manufacturing and commercializing novel medicines and nutraceuticals. GSS has been operating since 2012. GKUSA and GK Laboratories are start-up enterprises, which are expected to commence operations after completion of this Offering.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Company and Other Information

The Company was formed in the State of Delaware on February 13, 2015. The Company’s principal executive office is 75 South Broadway, White Plains, New York, 10601.  Our telephone number is (914) 304-4323. Our Internet address is www.greenkissny.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks, including the following marks referred to in this Offering Circular: “GREENKISS™” and “IGREENKISS™”. All other trademarks or trade names referred to in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

THE OFFERING

We are offering to sell 3,000,000 shares of Common Stock. The price at which the Company intends to offer these shares of Common Stock is $1.00 per share for the duration of the Offering. We will receive all proceeds from the sale of our Common Stock.

Securities being offered by the Company	3,000,000 shares of Common Stock offered by us in a self-underwritten, best-efforts offering.

Offering price per share	We will sell the shares of Common Stock at a fixed price per share of $1.00 for the duration of this Offering.

Number of shares of Common Stock outstanding before the Offering	50,000,000 shares of Common Stock are issued and outstanding as of April 7, 2016.

Number of shares of Common Stock outstanding after the Offering	53,000,000 shares of Common Stock will be issued and outstanding if we sell all of the shares of Common Stock we are offering herein.

Number of shares of Preferred Stock outstanding before the Offering	None

The minimum number of shares of Common Stock to be sold in this Offering	None.

Market for the shares of Common Stock	There is no public market for the shares of Common Stock. We intend to seek the quotation of our Common Stock on the OTC. There can be no assurance that we will be able to obtain such quotation, or if we do obtain it, that a market will ever develop.

Use of Proceeds	We intend to use the net proceeds from this Offering to provide working capital to our business operations in our sole discretion. See “Use of Proceeds.”

Termination of the Offering	The Offering will terminate upon the earlier of (i) such time as all of the shares of Common Stock have been sold pursuant to this Offering Circular or (ii) 365 days from the qualified date of this Offering Circular unless extended by us for an additional 90 days, in our sole discretion, without notice to or consent from investors. We may however, at any time and for any reason terminate the Offering without notice to or consent from any purchaser of shares of Common Stock in the Offering.

Terms of the Offering
Subscriptions:

All subscriptions are irrevocable, subject to acceptance by the Company. The Company may accept or reject any subscription, in whole or in part, for any reason, in its sole discretion. Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to purchasers attributable to shares of Common Stock purchased by such purchasers.

Offering Costs:	We estimate our total offering costs to be approximately $350,000.
Risk Factors:	See “Risk Factors” and the other information in this Offering Circular for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

You should rely only upon the information contained in this Offering Circular. We have not authorized anyone to provide you with information different from that which is contained in this Offering Circular. We are offering to sell Common Stock and seeking offers to Common Stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing shares of our Common Stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, if such a trading market develops, could decline and investors in our Common Stock could lose all or part of their investment.

Risks Related to our Consolidated Businesses

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

GSS has been operating since 2012. GKUSA and GK Laboratories are start-up enterprises, which are expected to commence operations after completion of this Offering. As a result, we have a limited operating history and have generated revenue only from GSS.  As a consolidated entity, it is difficult to forecast our future results based upon our historical data.  Because of the uncertainties related to our limited historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees, in particular Ann Anderson, our founder, President, Chief Executive Officer and sole director. The loss of her services would delay our business operations substantially. We currently do not maintain key person life insurance for any of the senior members of our management team or other key personnel. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, it is difficult to locate experienced executives in our industries and offer them competitive salaries at this stage in the Company’s development. We may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our businesses may be severely disrupted.

We will require additional funds in the future to achieve our current business strategy and our inability to obtain funding may cause a material adverse effect on our business and financial condition.

We will need to raise additional funds through public or private debt or equity sales in order to fund the commencement of operations of GKUSA and GK Laboratories. Additional funding will also assist growth opportunities within GSS and enhance credit terms with GSS clients. These financings may not be available when needed. Even if these financings are available, they may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to commence the operations of GKUSA and GK Laboratories, and could limit growth opportunities for GSS.

Our founder, and current President, Chief Executive Officer and sole Director, Ann Anderson, beneficially owns approximately 91% of our outstanding stock. As a result, she has a substantial voting power in all matters submitted to our stockholders.

Ann Anderson is a controlling stockholder due to her large ownership percentage in the Common Stock. Accordingly, she has substantial voting power in all matters submitted to our stockholders for approval including:

•	Election of our board of directors;

•	Removal of any of our directors;

•	Any amendments to our certificate of incorporation, as amended (the “Certificate of Incorporation”) or our Amended and Restated Bylaws (the “Bylaws”); and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Also, Ms. Anderson’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Unique To GSS

Any significant or prolonged economic downturn could result in clients using fewer temporary employees and the other services which GSS offers, terminating their relationship with the Company, or becoming unable to pay for services on a timely basis, or at all.

Because demand for temporary staffing services in many industries is sensitive to changes in the overall economy and rate of employment, the level of GSS’s business has in the past and may in the future suffer during economic downturns. Significant declines in demand, and thus in revenues, would likely result in lower profit levels. In addition, the Company may experience pricing pressure during economic downturns which could have a negative impact on the results of operations.

State unemployment insurance expense is a direct cost of doing business in the temporary staffing industry. State unemployment tax rates are established based on a company’s specific experience rate of unemployment claims and a state’s required funding formula on covered payroll. Economic downturns have in the past, and may in the future, result in a higher occurrence of unemployment claims resulting in higher state unemployment tax rates. Due to the recent economic downturn, states have increased, and may continue to increase, unemployment tax rates to employers, regardless of the employer’s specific experience. This would result in higher direct costs to us. In addition, many state unemployment funds have been depleted during the recent economic downturn and many states have borrowed from the federal government under the Title XII loan program. Employers in all states receive a credit against their federal unemployment tax liability if the employer’s federal unemployment tax payments are current and the applicable participating state is also current with its Title XII loan program. If a state fails to repay such loans within a specific time period, employers in such states may lose a portion of their tax credit.

A relatively small number of clients represents a significant portion of our revenue.

Historically, a significant portion of our revenue has come from a limited number of clients. There can be no guarantee that we will be able to sustain our revenue levels from these clients or build greater breadth in our client base. For first nine months of 2015, our top two clients, Blount (as defined below) and Slade (as defined below) accounted for approximately 51% and 12%, respectively, of our total revenue. No other client represented more than 10% of our total revenue during this period. However, this client concentration increases the risk of quarterly fluctuations in our revenue and operating results. The loss or reduction of business from one or a combination of our significant clients, for example as a result of a client’s capital expenditure budget reductions, could materially adversely affect our revenue, financial condition and results of operations.

GSS’s recent name change to GreenKiss Staffing Solutions Inc. and rebranding campaign may involve substantial costs and may not be favorably received by our clients and other partners.

On March 25, 2016, GSS changed its name from Nexus Staffing Specialists Inc. to GreenKiss Staffing Solutions Inc. and launched a campaign to rebrand our business using the “GreenKiss” name. As a result, we may lose any brand recognition associated with the “Nexus” name that we previously established with clients and other partners. In addition, our rebranding campaign may involve substantial costs and may not be favorably received by the market. We may not be able to establish, maintain and/or enhance brand recognition associated with the GreenKiss name that is comparable to the brand recognition that we may have previously had associated with the Nexus name. If we fail to establish, maintain and/or enhance brand recognition associated with the GreenKiss name, it could affect our ability to attract clients or other partners, which could adversely affect our ability to generate revenues and could impede our business plan.

The Company is exposed to employment-related claims and costs as well as periodic litigation that could materially adversely affect the Company’s financial condition, business, and results of operations.

The temporary staffing business entails employing individuals and placing such individuals in clients’ workplaces. The ability to control the workplace environment of clients is limited. Due to the fact that GSS is the employer of record of temporary employees, it incurs a risk of liability to temporary employees and clients for various workplace events, including:

•	claims of misconduct or negligence on the part of employees;
•	discrimination or harassment claims against employees, or claims by employees of discrimination or harassment by clients or the Company;
•	immigration-related claims;
•	claims relating to violations of wage, hour, and other workplace regulations;
•	claims related to wrongful termination or denial of employment;
•	violation of employment rights related to employment screening or privacy issues;
•	claims relating to employee benefits, entitlements to employee benefits, or errors in the calculation or administration of such benefits;
•	claims related to violations of non-compete obligations; and
•	possible claims relating to misuse of clients’ confidential information, misappropriation of assets, or other similar claims.

The Company may incur fines and other losses and negative publicity with respect to any of these situations. Some of the claims may result in litigation, which is expensive and distracts attention from the operations of ongoing business. The Company intends to obtain and maintain insurance against some of these risks, but there can be no assurance that such insurance, if purchased, will cover these claims or provide sufficient coverage depending on the size of a claim.

The temporary staffing industry can be affected by seasonal fluctuations which may make management of working capital more challenging and could adversely impact the Company’s financial position and the market price of its Common Stock.

Demand for our food manufacturing staffing services increases beginning late in third quarter through the fourth quarters of the year and peaks in the first quarter, with the greatest demand from November through February. Demand for our food manufacturing staffing services is lower during the second quarter and early part of the third quarter, in part due to client shutdowns and demand for hot prepared food products in the Spring and Summer months. As a result, our revenues have been lower in the second quarter of each year than in other quarters due to reduced seasonal demand for our temporary staffing services. The Company is actively seeking to ameliorate this risk with clients in a variety of industries whose business is not as seasonal. However, the Company cannot make any assurance that those efforts will be successful.

GSS assumes the obligation to make wage, tax, and regulatory payments for our temporary employees, and, as a result, is exposed to client credit risks.

GSS generally assumes responsibility for and manages the risks associated with temporary employees’ payroll obligations, including liability for payment of salaries, wages, and certain taxes. These obligations are fixed, whether or not clients make timely payments as required by services contracts, which exposes GSS to credit risks of clients. The Company believes it can better manage this risk through raising additional capital, including through this Offering.

Workers’ compensation costs for temporary employees may rise and reduce our margins and require more liquidity.

GSS is responsible for and pays workers’ compensation insurance costs for regular staff and temporary employees. These total costs have increased ratably as our workforce has increased. The average cost per worker also tends to rise depending on government action, the rate of claims being made, and the length and position of each employee’s assignment. There can be no assurance that GSS will be able to increase the fees charged to clients in a timely manner and in a sufficient amount to cover increased costs as a result of any change in these costs.

Our temporary staffing services are subject to extensive government regulation or the imposition of additional regulations that could materially harm our future earnings.

Our temporary staffing services are subject to extensive regulation. The cost to comply, and any inability to comply with government regulation could have a material adverse effect on our business and financial results. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could materially harm our business.

U.S. healthcare legislation could negatively impact our results of operations by increasing the cost of providing temporary staffing services.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) were signed into U.S. law. The ACA represents comprehensive healthcare reform legislation that, in addition to other provisions, requires that we provide healthcare coverage to our eligible temporary employees in the United States or incur penalties. The costs associated with the law currently may have less impact on us than some other businesses due to the fact that a relatively small number of our employees are eligible. However, if we are successful in further diversifying our client base, we may have a greater obligation with respect to healthcare costs. In addition, GSS management has spent a significant amount of time ensuring compliance with ACA obligations. As a result, these employees have less time to manage other GSS business. As a result of this uncertainty, we are unable at this time to estimate the net impact of the ACA, although we believe the net financial impact on our results of operations could be significant.

The temporary staffing industry is highly competitive with limited barriers to entry, which could limit the Company’s ability to maintain or increase our market share or profitability.

The temporary staffing industry is highly competitive with limited barriers to entry. The Company competes in a variety of geographic markets. Price competition in the staffing industry is intense. Clients have continued to competitively bid new contracts, and this trend is expected to continue for the foreseeable future. The Company also faces significant competition in attracting and retaining qualified temporary staffing workers.

Risks Unique To GK Laboratories and GKUSA

GK Laboratories is a biopharmaceutical and nutraceutical company which has not yet commenced operations, and has no current revenues or products, making it difficult to assess its future viability.

GK Laboratories intends to focus on discovering, inventing, developing, manufacturing and commercializing NMEs (new molecular entity that is a drug that has never been approved by the FDA or marketed in the US) and nutraceuticals. GK Laboratories has not yet commenced operations. We currently have no products and generate no revenues, and we have not yet demonstrated an ability to overcome many of the fundamental risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving fields of technology, particularly biotechnology and development of nutraceuticals. We intend to commence operations in GK Laboratories following the successful completion of this Offering, depending on the final amounts raised. There can be no assurance that we will raise sufficient capital to execute our business plan successfully or develop any products. At a minimum, we will need to accomplish the following fundamental objectives, either on our own or with strategic collaborators:

•	produce product candidates;
•	develop and obtain required regulatory approvals for commercialization of products we produce;

•	create, and thereafter maintain, leverage and expand our intellectual property portfolio;
•	establish and maintain sales, distribution and marketing capabilities, and/or enter into strategic partnering or licensing arrangements to access or outsource such capabilities;
•	gain market acceptance for any products we may develop; and
•	obtain adequate capital resources and manage our spending as costs and expenses increase due to research, production, development, regulatory approval and commercialization of product candidates.

Changes in the sustainably produced agricultural products industry could potentially have a negative impact upon the future operations of GKUSA.

Management believes that current market trends indicate that the market for sustainably produced agricultural products, as planned to be developed and sold by GKUSA, is on the rise, and will continue to be for the foreseeable future. But there is no assurance that current market trends will continue.

We have no experience in manufacturing and need to establish manufacturing relationships with third parties, and if contract manufacturing is not available to us or does not satisfy regulatory requirements, we will have to establish our own manufacturing capability and may not have the financial resources to do so.

We have no experience manufacturing NMEs, nutraceuticals, or sustainably produced agricultural products. Any delays or difficulties that we may encounter in establishing and maintaining a relationship with manufacturers to produce, package and distribute our future products may harm future clinical trials, regulatory filings, market introduction and subsequent sales of our products, as applicable.

We currently do not have any relationships or agreements with third parties to manufacture any future products from GK Laboratories or GKUSA. If we have difficulty establishing a manufacturing relationship, any future sales may be adversely affected. Contract manufacturers may be subject to FDA regulation and inspection before we can produce any products. Should we be required to manufacture products ourselves, we:

•	will be required to expend significant amounts of capital to install a manufacturing capability; and
•	will be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products.

Therefore, we may not be able to manufacture any products successfully or in a cost-effective manner.

We may not be able to manage our expansion of operations effectively.

Our success with respect to GK Laboratories and GKUSA will depend upon the commencement of our operations and the effective management of any growth we may experience, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we may need to obtain and, if necessary, expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel. Our management will also be required to develop relationships with customers, suppliers and other third parties. Our planned operations, personnel, systems, and internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We may not be able to initiate and complete preclinical studies and clinical trials for our new product candidates which could adversely affect our business.

We plan to initiate preclinical and small clinical studies of our product candidates within the United States.  We have not commenced any clinical trials for our products. We must successfully initiate and complete preclinical studies and clinical trials for our product candidates before we can receive regulatory approval and market them for use either as a functional food, nutraceutical, or pharmaceutical product. Preclinical studies and clinical trials can be expensive and could take years to complete and may not yield results that support further clinical development or product approvals. Conducting clinical studies for any of our product candidates for approval in the United States as a pharmaceutical may require filing an Investigative New Drug (“IND”) application and reaching agreement with the FDA on clinical protocols, finding appropriate clinical sites and clinical investigators, securing approvals for such studies from the institutional review board at each such site, manufacturing clinical quantities of drug candidates, supplying drug product to clinical sites and enrolling sufficient numbers of participants.  We cannot guarantee that we will be able to successfully accomplish this or all of the other activities necessary to initiate and complete preclinical and clinical testing of our product candidates. As a result, our preclinical studies and clinical trials may be extended, delayed or terminated, and we may be unable to obtain sufficient clinical data or regulatory approvals that may be necessary in order to successfully commercialize our products.

Risks Relating to the Company’s Securities

We may never have a public market for our Common Stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with FINRA to achieve a ticker symbol. Thereafter, we plan to have our shares quoted on the OTC. However, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We may in the future issue additional shares of our Common Stock, which may have a dilutive effect on our stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, at a par value of $0.00001 per share, of which 50,000,000 shares are issued and outstanding as of April 7, 2016 and the Certificate of Incorporation authorizes 10,000,000 shares of "blank check" preferred stock, at a par value of $0.00001 per share (the "Preferred Stock"), of which none are currently issued and outstanding. The future issuance of our Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our Common Stock.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of “blank check” Preferred Stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of shares of Preferred Stock, as well as the authority to issue such shares, without further stockholder approval. Our Preferred Stock does not currently have any dividend, conversion, liquidation, voting rights, or other rights or preferences, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of Preferred Stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our Common Stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the Common Stock. To the extent that we do issue such shares of Preferred Stock, your rights as holders of Common Stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of Common Stock.

Delaware law and provisions in our Certificate of Incorporation and our Bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our Common Stock.

The anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our Certificate of Incorporation and our Bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, or otherwise adversely affect the rights of the holders of our Common Stock, including the following:

•	special meetings of our stockholders may only be called by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer;
•	vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;
•	directors may be removed from office only for cause;
•	our Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established, and shares of which may be issued, by our board of directors without stockholder approval and which may contain voting, liquidation, dividend and other rights superior to those of our Common stock; and
•	advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

We do not currently intend to pay dividends on our Common Stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividends on our Common Stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your Common Stock for the foreseeable future and the success of an investment in shares of our Common Stock will depend upon any future appreciation in its value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to some other public companies.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the first offering pursuant to a registration statement declared effective by the Commission;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

For so long as we remain an “emerging growth company,” we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to stockholders’ advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and instead may provide a reduced level of disclosure concerning executive compensation.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, which allows us to delay the adoption of new or revised accounting standards until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to public companies that comply with new or revised accounting standards.

Because of these exemptions, some investors may find our Common Stock less attractive, which may result in a less active trading market for our Common Stock, and our stock price may be more volatile.

As we intend to be a Commission public reporting company, we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance.

Our management and other personnel will need to devote a substantial amount of time to compliance requirements to maintain reporting status. Moreover, compliance with these rules and regulations will involve significant cost.

We currently do not have an internal audit group, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to obtain and maintain effective internal controls for financial reporting.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a reporting company we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

We do not currently have independent audit or compensation committees. As a result, our sole director has the ability, among other things, to determine her own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to the Company and held in a segregated corporate bank account until the corresponding subscription agreement is accepted by the Company. Therefore, once funds are advanced, an investor’s subscription offer is irrevocable, subject to Company acceptance. The Company will provide written notice to each investor upon acceptance or rejection of such as soon as practicable after we receive funds.  An acceptance of subscription agreements by the Company will constitute a closing.  Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to the purchasers, if requested by such purchasers in their respective subscription agreement.  As a result, purchasers of the Common Stock will not immediately receive stock certificates representing the shares of Common Stock purchased in the Offering at the time we accept their funds at a closing.  However, purchasers will be deemed to have fully paid for the shares of Common Stock purchased, will retain full ownership of such shares, all rights connected thereto and may transfer or sell such shares of Common Stock in accordance with federal and state securities laws in coordination with the Company’s transfer agent regardless of whether a stock certificate has been issued.

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

We have broad discretion in how we use the net proceeds of this Offering and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this Offering and could use them for purposes other than those contemplated at the time of this Offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Common Stock.

Our stock is a penny stock. Trading of our stock may be restricted by the Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our Common Stock is a penny stock. The Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock.

We are selling the shares of this Offering without an underwriter and may be unable to sell any shares.

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares primarily through our founder, President, Chief Executive Officer and sole director Ann Anderson, who will receive no commissions. There is no guarantee that she will be able to sell any of the shares. Unless she is successful in selling all of the shares in this Offering, we may have to seek alternative financing to implement our business plan.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this Offering.

Our shares are not listed on any market or public stock exchange. There is presently no demand for our Common Stock and no public market exists for the shares being offered in this Offering Circular. We plan to contact a market maker immediately following the completion of the Offering and apply to have the shares quoted on the OTC. The OTC is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. To be eligible for quotation on the OTC, issuers must remain current in their filings with the Commission or applicable regulatory authority, pay an annual listing fee and may be subject to additional requirements based on the specific marketplace. If we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.

We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, we have engaged in preliminary discussions with a FINRA market maker regarding participation in a future trading market for our securities; however, no filing with FINRA has been made. If no market is ever developed for our Common Stock, it will be difficult for you to sell any shares you purchase in this Offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our Common Stock quoted on a public trading market, your shares will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

We will incur ongoing costs and expenses for Commission reporting and compliance. Without sufficient funds we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this Offering is expected to be $350,000. Ann Anderson, our founder, President, Chief Executive Officer and sole director, has loaned the Company funds towards these expenses. The Company also intends to utilize cash flow generated by GSS along with some of the funds recently raised in a private placement offering of Common Stock to fund these expenses. After the qualified date of this Offering Circular, since we intend to be a full Exchange Act reporting company by registering our Common Stock pursuant to Section 12(g) of the Exchange Act by filing a registration statement on Form 8-A in connection with the qualification of this offering statement, we will be required to file annual, quarterly and current reports, or other information with the Commission as provided by the Exchange Act. In order for us to remain in compliance we will require funds to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues or raise sufficient capital to remain in compliance we may have to curtail our business plan and it may be difficult for you to resell any shares you may purchase, if at all.

PLAN OF DISTRIBUTION

The Company has 50,000,000 shares of Common Stock issued and outstanding as of the date of this Offering Circular. The Company is offering 3,000,000 shares of its Common Stock for sale at the price of $1.00 per share, which will result in 53,000,000 shares of Common Stock issued and outstanding upon completion of the Offering assuming 100% of the shares of Common Stock are sold.

In connection with the Company’s selling efforts in the Offering, Ann Anderson will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of Commission Rule 3a4-1, promulgated under the Exchange Act.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Ann Anderson is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Ann Anderson will not be compensated in connection with her participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Ms. Anderson is not, nor has she been within the past 12 months, a broker or dealer, and she is not, nor has she been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, Ms. Anderson will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Ann Anderson will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 3,000,000 shares being offered on behalf of the Company itself. The price per share is fixed at $1.00 for the duration of this Offering. Although our Common Stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of Common Stock quoted on the OTC. In order to be quoted on the OTC a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company must be made at the fixed price of $1.00 until a market develops for the stock. The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of Common Stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this Offering Circular will be sold at a fixed price of $1.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; or if an exemption from such registration is available and with which the Company has complied.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this offering statement is effective.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must

•    execute and deliver a subscription agreement; and

•    deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “GreenKissNY Inc.” The Company may hold any number of closings until 3,000,000 Shares have been sold. The execution of a subscription agreement by a prospective investor will constitute a binding offer pursuant to the terms thereof to purchase shares of Common Stock and an agreement to hold open such offer until the subscription is accepted or rejected by the Company. No subscriptions will be valid unless accepted in writing by an officer of the Company. The Company will provide written notice to each investor upon acceptance or rejection of such as soon as practicable after we receive them. An acceptance of subscription agreements will constitute a closing. Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to purchasers, if requested by such purchasers in their respective subscription agreement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

DILUTION

The share price for this Offering is fixed at $1.00 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if 50% of Shares are Sold:
Price per share	$1.00
Number of shares sold	1,500,000
Net tangible book value per share before offering	$(0.01)
Potential gain to existing stockholders	$1,500,000.00
Net tangible book value per share after offering	$0.02
Increase to present stockholders in net tangible book value per share after offering	$0.03
Capital contributions	$1,500,000.00
Number of shares outstanding before the offering	50,000,000.00
Number of shares after offering assuming the sale of 50% of shares	51,500,000.00
Percentage of ownership after offering	97.1%
Existing Stockholders if 100% of the Shares are Sold:
Price per share	$1.00
Number of shares sold	3,000,000
Net tangible book value per share before offering	$(0.01)
Potential gain to existing stockholders	$3,000,000.00
Net tangible book value per share after offering	$0.05
Increase to present stockholders in net tangible book value per share after offering	$0.06
Capital contributions	$3,000,000.00
Number of shares outstanding before the offering	50,000,000.00
Number of shares after offering assuming the sale of 50% of shares	53,000,000.00
Percentage of ownership after offering	94.3%
Purchasers of Shares in this Offering if 50% of Shares Sold
Price per share	$1.00
Dilution per share	$(0.98)
Capital contributions	$1,500,000.00
Percentage of capital contributions by existing stockholders	49.4%
Percentage of capital contributions by new investors	50.6%
Number of shares after offering held by public investors	1,500,000.00
Percentage of ownership after offering	2.9%
Purchasers of Shares in this Offering if all 100% Shares Sold
Price per share	$1.00
Dilution per share	(0.95)
Capital contributions	$3,000,000.00
Percentage of capital contributions by existing stockholders	32.8%
Percentage of capital contributions by new investors	67.2%
Number of shares after offering held by public investors	3,000,000.00
Percentage of ownership after offering	5.7%

USE OF PROCEEDS

Our Offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $1.00. There is no assurance that we will raise the full $3,000,000 as anticipated.

The following table sets forth the uses of proceeds assuming the sale of 100% , 75%, 50% and 25% of the securities offered for sale by the Company, as applicable. It should be noted that the proceeds from this Offering will be used to pay for particular operating expenses on behalf of the Company, and that some of the proceeds will also be used by the Company to fund operations of its wholly owned subsidiaries. Additionally, the amount and timing of expenditures used generally or for any particular use may vary based on a number of factors, including the amount of cash used in or provided by our operations, among other factors. Accordingly, our management will have broad discretion in the application of these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this Offering.

Description	Amount
If 3,000,000 shares (100%) are sold:
Next 12 months
Balance of offering costs including legal, accounting and other filing costs	$200,000
Working Capital-GSS	$500,000
Office expansion for branch offices	$50,000
Funding of preliminary product research for GK Laboratories	$375,000
Funding of preliminary product research for GKUSA	$375,000
Acquisition of initial manufacturing/production facilities for GKUSA	$750,000
Acquisition of research facility for GK Laboratories	$750,000
$3,000,000
If 2,250,000 shares (75%) are sold:
Next 12 months
Balance of offering costs including legal, accounting and other filing costs	$200,000
Working Capital-GSS	$500,000
Office expansion for branch offices	$50,000
Funding of preliminary product research for GK Laboratories	$375,000
Funding of preliminary product research for GKUSA	$375,000
Acquisition of initial manufacturing/production facilities for GKUSA	$750,000
$2,250,000
If 1,500,000 shares (50%) are sold:
Next 12 months
Balance of offering costs including legal, accounting and other filing costs	$200,000
Working Capital-GSS	$500,000
Office expansion for branch offices	$50,000
Funding of preliminary product research for GK Laboratories	$375,000
Funding of preliminary product research for GKUSA	$375,000
$1,500,000
If 750,000 shares (25%) are sold:
Next 12 months
Balance of offering costs including legal, accounting and other filing costs	$200,000
Working Capital-GSS	$500,000
Office expansion for branch offices	$50,000
$750,000

The above figures represent only estimated costs for the next 12 months.

DETERMINATION OF OFFERING PRICE

Since our shares of Common Stock are not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our Common Stock is not listed on a public exchange, we intend to obtain a listing on the OTC concurrently with the qualification of this Offering Circular. In order to be quoted on the OTC, a market maker must file an application on our behalf in order to make a market for our Common Stock.

There is no assurance that our Common Stock will be quoted at market prices in excess of offering price in this Offering as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

BUSINESS

 Overview and Corporate History

The Company intends to focus its lifestyle brands primarily on health and wellness through its three separate business units. GSS focuses on temporary staffing targeting environmentally conscious companies, GKUSA intends to engage in the development of sustainably produced agricultural products, and GK Laboratories intends to focus on discovering, inventing, developing, manufacturing and commercializing novel medicines and nutraceuticals. GSS has been operating since 2012. GKUSA and GK Laboratories are start-up enterprises, which are expected to commence operations after completion of this Offering.

The Company was incorporated in the State of Delaware on February 13, 2015. On April 21, 2015, Ann Anderson was appointed as President, Chief Executive Officer and sole director. In connection with her appointment, Ms. Anderson also entered into that certain Securities Purchase Agreement, dated April 21, 2015, as amended (the “SPA”) pursuant to which she agreed to exchange certain equity interests of GKUSA, GK Laboratories and GSS. Pursuant to that certain stock transfer agreement, dated June 1, 2015, by and between Ms. Anderson and the Company, Ms. Anderson contributed her equity ownership of GSS, GK Laboratories and GKUSA in accordance with the SPA (the “Equity Contribution”). As a result of the Equity Contribution, GSS, GK Laboratories and GKUSA became wholly owned subsidiaries of the Company. On December 3, 2015, the Company formed GMSI, which has been providing corporate support functions for GSS since January 1, 2016.

The Industries

This Offering Circular includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources, such as, but not limited to, the American Staffing Association, and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data.

The Company’s business focus is primarily on health and wellness. GSS, GK Laboratories and GKUSA, our wholly-owned subsidiaries, operate in the staffing, biopharmaceuticals/nutraceuticals and sustainably produced agricultural products industries, respectively. Management believes all of these sectors are poised for significant growth in the years ahead.

Staffing. According to the American Staffing Association, U.S. staffing companies employ more than 3 million temporary and contract workers per week with this number reaching 3.24 million for the second quarter of 2015, than up 2.9% from the same period in 2014. The U.S. temporary staffing industry is projected to grow 6% in 2015 reaching $115 billion and continue this growth at an annual rate of 5% in 2016 to reach an all-time high of $121 billion. The U.S. industrial temporary staffing segment is projected to grow 6% in 2015, reaching $33.2 billion. Management believes that the temporary staffing industry is recession resistant because the demand for temporary workers increases both prior to the addition of full-time workers in a growing economy and following termination of full-time workers in a contracting economy. In addition, we service a number of companies in the food manufacturing business, an industry that mostly supplies staple foods and is not as subject to economic swings.

Biopharmaceuticals.  With global revenues of $163 billion, biopharmaceuticals represent about 20 percent of the broader pharmaceutical market. Analysts have determined that it’s by far the fastest-growing part of the industry with current annual growth rate of more than 8 percent or double that of conventional pharmaceutical industry. This growth is expected to continue at that rate for the foreseeable future. Biopharmaceuticals have set new standards for blockbuster drugs (defined as drugs that $1 billion or more in annual sales) with the top 15 biopharmaceutical products generating annual revenue of more than $2 billion.

Nutraceuticals. Nutraceuticals are products that range from isolated nutrients, dietary supplements and herbal products, specific diets and processed foods such as cereals, soups, and beverages. Nutraceuticals are the products which provide health and nutrition benefits in addition to the basic nutrition value present in foods. The global nutraceuticals market was valued at around $250 billion in 2014. The market is expected to reach around $385 billion by 2020, at a compound annual growth rate of 7.5% from 2014 to 2020.

Organic Foods. The US organic food market is estimated at $45 billion for 2015 as a result of rising per capita expenditure, increasing health consciousness, growing awareness about the benefits of chemical free organic food and rise in organic farming in the US. Strong distribution channels of manufacturers and their tie ups with retailers have added to the accessibility and visibility of various organic food products such as fruits and vegetables, organic dairy products and packaged food in the market. Availability of organic products is no longer limited to traditional sources but is available in over 20,000 natural food stores and nearly 3 out of 4 grocery stores in the country.

GreenKiss Staffing Solutions

Overview

GreenKiss Staffing Solutions, formerly Nexus Statting Specialists, was founded by Ann Anderson in 2012. GSS is a growing employee service provider seeking to meet the demanding staffing needs of businesses of all sizes. Management believes we have experienced executive staff, a highly competent labor pool, and extensive work safety precaution protocols. Ms. Anderson’s guiding principle is to treat business relationships as partnerships with a goal of exceeding our clients’ needs and expectations.

Currently, we are a US Northeast regional staffing company, with customers operating across a diverse set of industries, which include primarily food manufacturing as well as light industrial. We provide temporary and permanent workers to a variety of customers that are seeking to match their workforce requirements to their business needs. We plan to expand our operations nationally in the future. We seek to provide an enterprise-class level of staffing solutions, typically reserved for large, publicly-traded corporations, to our predominantly middle-market clients. We believe that most of our larger competitors, focusing on the largest customers, lack the personal touch we seek to provide.

GSS seeks to take a consultative approach to our corporate client engagements, devoting significant resources to the upfront assessment, site walk through, work site evaluation and development of customized programs. The Company also offers what it believes to be a unique onsite management program, which includes enhanced training, schedule management, and more regular onsite reporting of issues that could effect efficiency, retention, and satisfaction. We believe our novel approach is highly regarded and valued by our clients.

We provide temporary and permanent staffing for our clients. In temporary staffing, our employees are assigned to work at client locations. Historically, our clients tend to need these services where their business is seasonal, or where they face a shortage of available employees.

These temporary positions can sometimes lead to permanent employment with our clients. Our temporary staffing arrangements typically include an additional fee payable to us when one of our employees transitions to permanent employment status with the client.

Pricing of temporary staffing services is calculated as a premium above our costs associated with each employee provided to the client. These costs primarily include employee salaries, training resources, certain eligible health benefits, regulatory compliance, workers’ compensation insurance, and recruitment efforts. Our fees can vary depending on the level of service a client requests.

In permanent staffing, we assist a client in directly recruiting a new employee, most commonly at the executive or supervisory level. Pricing of permanent staffing services is calculated as a percentage of the employee’s first year salary. We offer a guarantee program that the employee will remain with the client for a certain period of time, with a reduced fee or no fee payable if they do not remain. Management has focused substantial energy on the temporary staffing division, therefore, the revenues from the permanent staffing division have been nominal. Depending on available resources, we hope to expand our focus on this division.

In 2014, Blount Fine Foods Inc. (“Blount”) represented 73% of our total gross revenue. In the first nine months of 2015, Blount and Slade Gorton & Co., Inc. ("Slade"), who became a client in December 2014, represented 51% and 12% of our total gross revenue, respectively. We have focused significant energy on diversifying our client base, and are hopeful that we will continue to be less dependent on these clients as the business continues to expand.

We operate out of four offices in the Northeast U.S. where our clients are currently concentrated. The Company has sought to strategically locate its offices near manufacturing facilities of clients and potential clients.

We commenced operations on April 11, 2012 and have since enjoyed steady growth in business. We are seeking to expand our relationships with our largest clients to permit our continued growth across the country as a provider of integrated contingent labor solutions to more of each client’s manufacturing locations.

In addition to opening office branches, we seek to enhance our position within geographic markets by: (i) hiring additional sales and operations staff; (ii) opening on-site locations; (iii) engaging in localized business networking efforts; and (iv) engaging in the local community. We believe this strategy enables us to gain operating leverage in our geographic markets and raise the awareness of our brand.

In 2014, we expanded our operations in Massachusetts based on the above model. We believe this expansion has been successful and expect to utilize this as a model for future expansion nationwide.

As of January 1, 2016, GMSI has been providing corporate support functions for GSS relating to administration, recruiting and human resources. GMSI does not provide any services or generate any revenue outside of the Company.

GreenKiss Laboratories

GK Laboratories intends to focus on biopharmaceuticals through discovery, invention, development, manufacture and commercialization of novel medicines, new molecular entities (“NME’s”), therapeutic biological products, nutraceuticals, and other life science products. We expect our initial focus is with NME’s in the areas of pain management, cancer, and anti-epileptic/anti-seizure treatments.

We believe that clinical success with our biopharmaceutical leads will be measured by the ability to advance the development of our investigational candidates in ways that use a new mechanism of action from other existing biopharmaceutical products (such as drugs). To that end, we will seek to directly impact and effect the symptoms and physiological attributes of the medical condition that is the selected clinical indication for the biopharmaceutical product in question.

We are developing a scientific advisory board, which we expect will include prominent physician researchers and scientists. We anticipate that the advisory board will assist us in selecting drug, NME, and other biopharmaceutical candidates and lead strategic planning with respect to the research and development and commercialization of our anticipated products.

Our strategy is to be a leading company in the life sciences industry and take advantage of currently evolving research aimed at better understanding novel biopharmaceutical treatments. We may determine to expand our research efforts beyond biopharmaceuticals dependent upon future opportunities and the capabilities of our researchers and our advisory board members.

GreenKiss USA, Inc.

Overview

GKUSA plans to engage in farming, employing the use of seed stock and traditional organic farming techniques that are based on sustainable agriculture with non-genetically modified organisms as a core priority. We also intend to enter the emerging urban agriculture industry utilizing nontraditional indoor hydroponic farms aimed at meeting urban fresh food supply challenges. We intend to experiment with breeding programs to develop plant hybrids that accelerate biomass crop selections through genetic analysis and molecular breeding techniques.

Urban agriculture can be defined as growing fruits, herbs, and vegetables and raising animals in cities, a process that is accompanied by many other complementary activities such as processing and distributing food, collecting and reusing food waste and rainwater, and educating, organizing, and employing local residents. Urban agriculture, a new and emerging industry, is integrated in individual urban communities and neighborhoods by making use of underutilized indoor and outdoor space.

What is sustainable farming and what benefits are there?

In simplest terms, sustainable agriculture is the production of food, fiber, or other plant or animal products using farming techniques that protect the environment, public health, human communities, and animal welfare.

What is hydroponic farming?

In hydropnic farming, plants are grown by placing their roots in liquid nutrient solutions rather than in soil; soilless growth of plants. There are 6 basic types of hydroponic systems; Wick, Water Culture, Ebb and Flow (Flood & Drain), Drip (recovery or non-recovery), N.F.T. (Nutrient Film Technique) and Aeroponic. There are hundreds of variations on these basic types of systems, but all hydroponic methods are a variation (or combination) of these six.

What is a GMO?

A genetically modified organism ("GMO") is any organism whose genetic material has been altered using genetic engineering techniques. It is our goal that all of our foods and beverages are grown naturally without unnatural genetic modification and through organic growing methods.

What is organic farming and what benefits are there?

Organic farmers, ranchers, and food processors follow a defined set of standards to produce organic food and fiber. Congress described general organic principles in the Organic Foods Production Act, and the U.S. Department of Agriculture (the “USDA”) defines specific organic standards. These standards cover the product from farm to table, including soil and water quality, pest control, livestock practices, and rules for food additives.

Our Strategy

GKUSA will seek to acquire farmland and convert it to land suitable for organic, sustainable, and non-GMO farming. At the same time, we intend to launch the first of our indoor urban test gardens. In addition to operating our own urban farms, we may seek to license or franchise our farm products to third parties. This could include a turn-key urban indoor garden including layout design/decor, remote live streaming video monitoring, smart phone climate controlled monitoring equipment, CO2 supplementation systems, deep water culture growing modules, purification water reclaim systems, point of sale software, organic /sustainably produced grow mediums/nutrients, signs, product marketing and product labeling.

We plan to provide a variety of in-house ancillary services to support the proper growth of our genetic lines of fruits and vegetables. These services may include horticulture training for key personnel, health and safety training, human resources, contingent labor solutions, product marketing, financial/payroll services, a line of organic / sustainably produced grow mediums and organic / sustainably produced plant nutrients, fertilization algorithms to optimize plant yields, essential oil processing protocols and algorithms, IT support and consulting services related to our local market.

Management believes that the average consumer is becoming more and more health and environmentally conscious, and that this trend will continue. This belief drives the mission of GKUSA in many respects.

Seasonality and Cyclicality

Our business experiences seasonal fluctuations. Our quarterly operating results are affected by the number of billing days in a quarter, as well as the seasonality of our customers’ business. Demand for our food manufacturing staffing services, which has historically comprised a significant portion of our revenues, increases beginning late in third quarter through the fourth quarters of the year and peaks in the first quarter, with the greatest demand from November through February. Demand for our food manufacturing staffing services is lower during the second and early part of the third quarter, in part due to customer shutdowns and demand for hot prepared food products in the Spring and Summer months. We must pay our temporary workers as they perform, but payments from customers lag those payments we make to workers, therefore our cash flow challenges increase substantially in periods of growth.

The staffing industry has historically been cyclical, often acting as an indicator of both economic downturns and upswings. Staffing customers tend to use temporary staffing to supplement their existing workforces and generally hire direct workers when long-term demand is expected to increase. As a consequence, our revenues tend to increase quickly when the economy begins to grow and, conversely, our revenues can also decrease quickly when the economy begins to weaken. This is one reason our strategy of seeking to commence operations and revenues from GKUSA and GK Laboratories is important in diversifying to businesses with less seasonality and cyclicality.

Regulation

Our business is subject to extensive regulations with regard to worker’s compensation, general liability, Family Medical Leave Act and the Affordable Care Act. The cost to comply, and any inability to comply, with government regulation could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could also materially harm our business.

Competitive Advantages of GSS

The staffing services market is highly competitive with limited barriers to entry. We compete in regional and local markets with full-service and specialized temporary staffing companies. Some of our competitors have significantly more marketing and financial resources than we do. Price competition in the staffing industry is intense. We expect that the level of competition will remain high, which could limit our ability to maintain or increase our market share or profitability.

The principal competitive factors in attracting qualified candidates for temporary assignments are the shift that is worked, pay rates, availability of assignments, duration of assignments and responsiveness to requests for placement. We believe that many potential candidates seeking temporary assignments through us may also be pursuing assignments through other means. Therefore, the speed at which we place prospective temporary workers and the availability of appropriate assignments are important factors in our ability to complete assignments of qualified temporary workers.

In addition to having high quality temporary workers to assign in a timely manner, the principal competitive factors in obtaining and retaining clients in the temporary staffing industry are properly assessing the clients’ specific job requirements, the appropriateness of the temporary worker assigned to the client, the price of services and the monitoring of client satisfaction. Although we believe we compete favorably with respect to these factors, we expect competition to continue to increase.

Operational Plan

GSS will seek to continue to assist clients with their temporary staffing needs whether the job position is short-term, long-term, temporary, temporary to permanent (temp to perm) or direct placement. We will let our team of executive professionals continue to work to seamlessly find our clients the best candidate(s) that meets their budgets, their industry requirements, and education/professional parameters. We carefully screen candidates for unique and appropriate skill sets, managerial prowess, ability to communicate clearly, diplomatic skills, academic and personal accomplishments, as well as for exceptional references.

GSS knows that our continued success depends on our ability to provide our corporate clients with the best unskilled laborers, college graduates and beyond, middle management/senior-level consultants that can reliably hit the ground running. To keep reaching this goal, our expert staff will listen carefully to prospective clients, explain the simple hiring process, make recommendations and find the right person for the job.

Patents and Trademarks

We own or have rights to various copyrights, trademarks, service marks, trade names and domain names used in our business, including, but not limited to, GreenKissNY.com, GreenKissLab.com, GreenKissOrganics.com, GreenKissProject.org, GREENKISS™, and IGREENKISS™. Solely for convenience, the trademarks, service marks, trade names and domain names referred to in this Offering Circular may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks, trade names and domain names.

Employees

As of April 7, 2016, the Company has 26 full-time employees, which include (i) our 3 executive officers, Ann Anderson, our President and Chief Executive Officer, Leif Christoffersen, our Chief Operating Officer, and Annette Vicioso, our Chief Business Development Officer, (ii) 22 full-time employees of GMSI and (iii) Eric Mathur, the Chief Science Officer of GKUSA.

We also have arrangements with 1 independent contractor who provided services related to our internal recordkeeping.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers or sole director.

Prior to the end of fiscal year 2015, GSS arranged with Nexus Management Services (“NMS”), a company partly owned by Ann Anderson, Annette Vicioso and Stacy Polansky, a current employee at GSS, to provide 22 contract employees at our corporate and branch offices. The Company’s arrangement with NMS terminated at the end of 2015, upon which the Company commenced utilizing GMSI which, as of January 1, 2016, has been providing a corporate support function for GSS relating to administration, recruiting and human resources.

Additionally, for the years ended December 31, 2015 and 2014, GSS placed approximately 1,548 and 974 temporary workers, respectively, and 19 and 38 permanent workers, respectively. None of our staff employees or temporary workers is represented by a labor union, and we are not aware of any current efforts or plans to organize any of our staff employees or temporary workers. To date, we have not experienced any material labor disruptions.

Initial plans to initiate operations for GK Laboratories and GKUSA involve hiring additional key personnel to enable acquisition of key assets such as real estate to enable commercial activities as well as acquisition of novel technology with a focus on innovation and commercial viability.

Legal Proceedings

On or around January 29, 2016, Nexus Staffing, Inc., an unrelated third party (“NSI”), filed suit against GSS in the U.S. District Court for the Eastern District of New York (Civil Action No. 01:16-CV-00478), alleging trademark infringement related to GSS’s prior use of the “NEXUS” mark. The complaint sought, among other things, injunctive relief, profits, actual damages, enhanced damages, costs and attorneys’ fees. On March 21, 2016, GSS and NSI entered into an agreement to settle the dispute (the “Settlement Agreement”), effective as of March 11, 2016, pursuant to which GSS (i) paid NSI $3,750 to cover NSI’s expenses in connection with the suit and (ii) agreed to discontinue the use of the “NEXUS” mark within sixty (60) days of execution of the Settlement Agreement. As a result, GSS took steps to change its name, which was completed on March 25, 2016. The settlement amount did not materially impact our consolidated financial results of operations.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 6.13 and incorporated herein by reference.

In addition to the matter above, we occasionally become involved in litigation arising from the normal course of business, and we are unable to determine the extent of any liability that may arise from any such unanticipated future litigation.

Description Of Property

The Company’s executive offices are located at 75 South Broadway, White Plains, New York. In December 2014, we entered into a 12-month office service agreement for the office space at a monthly payment of $1,040. In December 2015, we entered into an addendum to the lease pursuant to which we expanded our physical office space on a month to month basis at a monthly payment of $3,600. On January 29, 2015, GSS entered into an agreement to lease office space in North Andover, Massachusetts on a month to month basis commencing on February 1, 2015 at a monthly payment of $250. As of the date of this filing, GSS leases office space in Lynn, Massachusetts for $1,615 per month. On February 24, 2016, GSS modified such lease to increase the size of its office space and, as a result, the monthly payment will be increased to $3,577.92 commencing March 1, 2016. Such lease has a termination date of February 29, 2020. Additionally, as of the date of this filing, GSS leases office space in Fall River, Massachusetts for $965 per month on a month-to-month basis. As of the date of this filing, GSS also has two on-site office locations at two clients which are provided free of charge by the clients.

Currently, GMSI operates out of the Company’s executive offices and has placed one employee on-site at a client. Such space is provided free of charge by the client.

The remaining subsidiaries which include GKUSA and GK Laboratories do not have physical office space at this time. However, as needed they may utilize the space of the executive offices held by the Company.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of our company for the years ended December 31, 2015 and 2014. You should read this discussion together with the consolidated financial statements, related notes and other financial information included in this Offering Circular. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties, including those discussed under Part II, “Risk Factors” and elsewhere in this Offering Circular, and are based upon judgments concerning various factors that are beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

General Overview

We are a holding company incorporated under the laws of the State of Delaware on February 13, 2015. We intend to focus on lifestyle brands primarily in health and wellness through three separate wholly owned business units – GreenKiss Staffing Solutions Inc., formerly known as Nexus Staffing Specialists, Inc. (“GSS”), GreenKiss USA, Inc. (“GKUSA”), and GreenKiss Laboratories, Inc. (“GK Laboratories”). GSS focuses on temporary staffing targeting environmentally conscious companies. GKUSA intends to engage in the development of sustainably produced agricultural products, and GK Laboratories intends to focus on discovering, inventing, developing, manufacturing and commercializing novel medicines and nutraceuticals. GSS has been operating since 2012. GKUSA and GK Laboratories are start-up enterprises, which are expected to commence operations upon completion of the Offering contemplated by this Offering Circular. On December 3, 2015, we formed GreenKiss Management Services, Inc., originally named Nexus Managed Services, Inc., a new wholly-owned subsidiary (“GMSI”), which as of January 1, 2016, provides corporate support functions for GSS.

Our Company, GreenKissNY Inc. owns 100% of outstanding common stock of GSS, GMSI, GKUSA and GK Laboratories. We are effectively controlled by the same majority stockholder and are therefore considered under common control. For accounting purposes, the above mentioned companies are consolidated in a manner similar to a recapitalization. The consolidation of the Company and our subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. As we were formed in 2015 and GKUSA and GK Laboratories had no operations, our financial statements essentially represent the historical operations of GSS as well as the legal, audit and administrative costs expended by us in conjunction with our preparation for a planned public offering in 2016.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosures. On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to accounts receivable allowance and allowance for permanent placement guarantees. We base our estimates on historical experience, performance metrics and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Revenue Recognition

For the years ended December 31, 2015 and 2014, we derived our revenues from temporary and permanent staffing services provided by our wholly-owned subsidiary, GSS. Services revenue, as presented in our consolidated statements of operations, represents the fees we receive from clients for such temporary and permanent staffing services, less sales adjustments and allowances. We record revenue on a gross basis as a principal instead of on a net basis as an agent in the presentation of revenues and expenses, as we are the primary obligor in delivering these services.

In temporary staffing, our employees are assigned to work at client locations. These temporary positions can sometimes lead to permanent employment with our clients. Our temporary staffing arrangements typically include an additional fee payable to us when one of our employees transitions to permanent employment status with the client.

Pricing of temporary staffing services is calculated as a premium above our costs associated with each employee provided to the client. These costs primarily include employee salaries, state and federal unemployment taxes, certain eligible health benefits, regulatory compliance and workers’ compensation insurance. Temporary staffing service revenues are recognized when the services are rendered by our temporary employees. Employees placed on temporary assignment by us are considered legal employees of our Company while they are working on assignments. We pay all related costs of employment, including workers’ compensation insurance, state and federal unemployment taxes, social security, and certain fringe benefits. In addition, we assume the risk of acceptability of our employees to our clients.

In permanent staffing, we assist a client in directly recruiting a new employee, most commonly at the executive or supervisory level. Pricing of permanent staffing services is calculated as a percentage of the employee’s first year salary. We offer a guarantee program that the employee will remain with the client for a certain period of time, with a reduced fee or no fee payable if they do not remain. Permanent staffing service revenues are recognized when employment candidates accept offers of permanent employment and commence work. We have a history of estimating the effect of permanent placement candidates who do not remain with our clients through a 90-day guarantee period. Allowances are established to estimate these losses when required. We have determined that no allowance was required for the years ended December 31, 2015 and 2014. No fees for permanent placement services are charged to employment candidates.

See Note 2 to our Consolidated Financial Statements for additional information regarding our critical and significant accounting policies.

Recent Accounting Pronouncements

In May 2014, the FASB issued authoritative guidance that provides companies with a single model for use in accounting for revenue arising from contracts with clients, and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The new guidance requires a company to recognize revenue to depict the transfer of goods or services to a client at an amount that reflects the consideration it expects to receive in exchange for those goods or services. It also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from client contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance is effective for annual reporting periods beginning after December 15, 2017. Early adoption is not permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. We are in the process of evaluating the impact of adoption of this guidance on our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern: Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. This ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. The adoption of this ASU is not expected to have a material impact on our financial statements.

In September 2015, the FASB issued Accounting Standards Update (ASU) 2015-16—Business Combinations, as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The amendment eliminates the requirement to retrospectively apply adjustments made to provisional amounts recognized in a business combination. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company expects to adopt this guidance for the year ended December 31, 2016. The Company does not expect this guidance to have a material effect on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed to have a material impact on our present or future consolidated financial statements.

Results of Operations for Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Our revenue, operating expenses and net loss for the year ended December 31, 2015 as compared to the year ended December 31, 2014 were as follows:

	For the Years Ended
	December 31,			Percentage
	2015	2014	Change	Change
Service Revenue, net	$11,313,083	$6,461,510	$4,851,573	75.1%

Cost of Services	9,361,045	4,896,821	4,464,224	91.2%

Gross Profit	1,952,038	1,564,689	387,349	24.8%

Operating Expenses
Management fees	1,539,895	1,127,257	412,638	36.6%
Other general and administrative expenses	977,691	800,620	177,071	22.1%
Total Operating Expenses	2,517,586	1,927,877	589,709	30.6%
Loss from Operations	(565,548)	(363,188)	(202,360)	55.7%

Other Expense
Legal settlement	(500,000)	—	(500,000)	100.0%
Other expense	(13,043)	(2,237)	(10,806)	483.1%
Total Other Expense	(513,043)	(2,237)	(510,806)	22,834.4%

Net Loss	$(1,078,591)	$(365,425)	$(713,166)	195.2%

Revenues: We generated revenues of $11.3 million for the year ended December 31, 2015, as compared with $6.5 million for the year ended December 31, 2014, an increase of $4.9 million, or 75.1%. Specifically, we generated temporary staffing revenues of $11.0 and $6.2 million, respectively, and permanent staffing revenues of $0.3 million for each of the years ended December 31, 2015 and 2014. The increase in revenues from 2014 to 2015 was related to an increase in our client base in 2015 and latter half of 2014. As an illustration of our increasing client base, in 2014, our largest client accounted for $4.7 million, or 73%, of the total service revenues whereas, for 2015, this same client accounted for $6.0 million, or 53%, of our total service revenues.

Cost of services: Cost of services was $9.4 million and $4.9 million for the years ended December 31, 2015 and 2014, respectively, representing 82.7% and 75.8% of service revenues, respectively. The increase directly relates to our significant increase in service revenues resulting from our expanding client base as well as increases in payroll taxes, worker’s compensation insurance and other payroll related costs.

Gross Profit: Gross profit for the years ended December 31, 2015 and 2014 was $2.0 million and $1.6 million respectively, an increase of $387,349. As a percentage of service revenues, gross profit decreased from 24.2% to 17.3% from the year ended December 31, 2014 to the year ended December 31, 2015. The decrease in gross profit percentage is primarily attributable to an increase in payroll taxes from 6.9% of net revenues to 10.1% of net revenues, caused primarily by increased unemployment costs, resulting in a decrease in gross profit of 3.2%. In addition, worker's compensation insurance costs increased from 2.5% to 3.7% of net service revenues, resulting in a decrease in gross profit of 1.2%. Further, payroll costs for our temporary staffing increased from 66.9% of net service revenues to 69.4%, resulting in a decrease in gross profit of 2.5%, due to multiple factors including markup variances in overtime versus regular hours, supervision and support costs. Also impacting gross profit was the ratio of direct placement revenues, which have no payroll cost, to temporary staffing revenues. Direct placement revenues for the year ended December 31, 2015 and 2014 totaled $338,230 and $282,335, respectively, or 3.0% and 4.4% of net service revenues, which accounted for 1% of the decrease in gross profit.

Management fees: Management fees were $1.5 million and $1.1 million for the years ended December 31, 2015 and 2014, respectively. The increase in management fees of $0.4 million is primarily due to the increased management, recruiting and supervisory payrolls incurred by Nexus Management Services (“NMS”). As a percentage of service revenues, management fees decreased from 17.4% of service revenues to 13.6% of service revenues for the years ended December 31, 2014 and 2015, respectively. NMS was a company partly owned by our President, Chief Executive Officer and sole director. NMS had two additional owners, one of which is the sister-in-law of the Company’s President and Chief Executive Officer. Since the formation of GSS, the two additional owners of NMS have been involved in building the GSS business, while remaining on the payroll of NMS. GSS reimbursed NMS for the cost plus a fair market value mark-up for the services provided by NMS. As GSS added new administrative and client support employees, they were hired and paid by NMS, and NMS was subsequently reimbursed by GSS. By doing so, the NMS employees, which provided services to GSS were able to retain the medical benefits provided by NMS. The arrangement with NMS constituted an employee leasing arrangement, with GSS recording its payments to NMS as management fees. The Company reviewed the relationship between GSS and NMS, and determined that the relationship did not meet the criteria regarding variable interest entities (“VIE”) as defined in ASC 810 Consolidation. As such, the Company has not accounted for NMS as a VIE, and has not included the accounts of NMS in the consolidated financial statements as of and for the years ended December 31, 2015 and 2014. The Company’s arrangement with NMS terminated at the end of 2015 and a newly formed wholly owned subsidiary, GMSI, has provided the same management services previously provided by NMS since January 1, 2016.

General and Administrative Expenses: General and administrative expenses were $1.0 million and $0.8 million for the years ended December 31, 2015 and 2014, respectively. The increase in general and administrative expenses was primarily the result of our increase in legal and professional fees of $325,327 from $175,316 for the year ended December 31, 2014 to $500,643 for the year ended December, 31 2015. These costs increased in conjunction with our preparations to file for a public offering of our Common Stock. As a percentage of service revenues, general and administrative expenses declined from 12.3% to 8.6%.

Financial Condition, Liquidity and Capital Resources

Our working capital (deficiency) was as follows:

	As of	As of
	December 31, 2015	December 31, 2014
Current Assets	$1,311,124	$600,815
Current Liabilities	(1,000,985)	(1,174,816)
Net Working Capital (Deficiency)	$310,139	$(574,001)

The following summarizes our cash flow activity:

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Net cash (used in) provided by Operations	$(785,612)	$83,623
Net cash used in Investing Activities	(31,750)	(7,964)
Net cash provided by (used in) Financing Activities	1,391,497	(5,835)
Increase in cash during the twelve-month period	574,135	69,824
Cash, Beginning of Period	271,276	201,452
Cash, End of Period	$845,411	$271,276

Our principal uses of cash have been primarily to fund operations, expand our staff to meet the increase in revenues as a result of our expanding client base and prepare for the filing of our public offering of our Common Stock. In September 2014, we obtained a revolving line of credit with a financial institution, which allows us to borrow up to a principal amount of $125,000 at any one time and at an interest rate of 1.25% above the prime rate.

As further presented in our consolidated financial statements and related notes, during the year ended December 31, 2015, we incurred a net loss of $1,078,591 which included a non-cash expense of $511,836 from a settlement of a potential claim against our Company that resulted in the issuance of a $500,000 convertible note (see “Loans” below) and $500,643 in legal and professional costs we incurred in preparation for our public offering of our Common Stock. In anticipation of these costs, we raised additional liquidity through private placements of our Common Stock yielding $1.5 million in additional equity. Accordingly, our working capital deficiency of $574,001 as of December 31, 2014 was eliminated and we had working capital of $216,661 as of December 31, 2015. We believe that cash on hand as of December 31, 2015 of $845,111 together with our credit facility and anticipated continued growth in revenue is sufficient to fund our operations, service our debt and fund planned capital expenditures for at least the next twelve months from the filing date of this Offering Circular. However, we may need additional funds to achieve our business objectives. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. As of March 25, 2016, our cash on hand was $646,245, a decrease of $199,166 since December 31, 2015 primarily as a result of our payments toward the balance due for accrued payroll taxes at December 31, 2015 of $213,041.

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Cash flow from operations:  Net cash used by operating activities was $785,612 for the year ended December 31, 2015, compared to cash provided by operating activities of $83,623 for the year ended December 31, 2014, a year to year increase in the cash used by operating activities of $869,235. The increase in net cash used by operating activities was primarily driven by our increase in net loss of $713,166, less non-cash adjustments including a $511,836 non-cash expense related to our issuance of a convertible note in settlement of a claim and $669,082, representing the difference between the cash used by changes in operating assets and liabilities in 2015, as compared to cash provided by changes in operating assets and liabilities for 2014. For the year ended December 31, 2014, net cash provided by changes in operating assets and liabilities was $437,725, primarily as a result of our increase in accrued expenses over the prior year. For the year ended December 31, 2015, net cash used by changes in operating assets and liabilities was $231,357, primarily due to our growth in accounts receivable of $159,107 and our reduction in accrued expenses of $61,255.

Cash flow used in investing activities:  Our investing activities used cash of $31,750 during the year ended December 31, 2015, as a result of purchases of furniture and computers for our increased staff and improvements to our Lynn, Massachusetts facility. For the year ended December 31, 2014, our investing activities used cash of $7,964 as a result of furniture and equipment purchases.

Cash flow from financing activities:  During the year ended December 31, 2015, financing activities provided us $1,391,497 in cash primarily attributable to the sales of our common stock including the sale of 2,500,000 shares of common stock for an aggregate purchase price of $350,000 on April 21, 2015 and closings totaling $1,110,000, in proceeds from the sale of 1,372,223 shares of our common stock from a private placement initiated in August 2015. During the year ended December 31, 2014, our financing activities used cash of $5,835, as a result of net borrowings under our line of credit agreement of $125,000 less net repayments of our short-term loan from a related party of $99,000 and the difference between payments less advances to our principal stockholder of $31,835.

Loans

During the year ended December 31, 2014, we received loans from a related party that were unsecured, due on demand, and non-interest bearing in amounts totaling $80,000 and repaid the balance in full, which amounted to a total of $179,000 of payments including $99,000 from the prior year. During 2015, this same related party advanced and was repaid an additional $150,000. As of December 31, 2015 and 2014, the short-term loan payable balance was $0.

On September 11, 2014, we entered into a revolving line of credit note with a financial institution, which allowed us to borrow up to a principal amount of $95,000 at any one time. On November 18, 2015, a new revolving line of credit note was entered into increasing, our allowable borrowings up to a principal amount of $125,000 at any one time. The note is due on demand, at an interest rate of 1.25% above the prime rate. During the year ended December 31, 2014, we received principal amounts totaling $1,356,830 and made payments totaling $1,231,830. During the year ended December 31, 2015, we received principal amounts totaling $550,000 and made payments totaling $552,508. Both notes are secured by a first lien security interest in all of the Company’s assets as well as guaranteed personally by Company’s President and Chief Executive Officer as well as a related party who was a consultant and a noteholder.

During the year ended December 31, 2014, our President and Chief Executive Officer loaned the Company a total $75,000 and we repaid a total of $106,835, resulting in a short term loan receivable due from a related party amounting to $33,928 as of December 31, 2014. During the year ended December 31, 2015, we received additional amounts totaling $332,023 and repaid a total of $274,675 resulting in a balance due to our President and Chief Executive Officer at December 31, 2015 of $23,420.

On April 22, 2015, we issued a convertible promissory note to a related party consultant in the amount of $500,000 in conjunction with a settlement by the Company of any claims such consultant may have asserted against the Company. The note accrued interest at the rate of 4% per annum and had a maturity date of April 22, 2017. The note was convertible at the option of the holder into shares of our Common Stock upon the closing of an offering of equity or equity-linked securities of at least $1,000,000. The shares amount was to be equal to the conversion amount divided by the price per share at which the shares of our Common Stock had been sold in an offering of equity or equity-linked securities of at least $1,000,000. In the event the holder did not convert and we completed an offering of equity or equity-linked securities of at least $1,000,000, then, at our option, the ability to convert the Note was able to be terminated. On November 24, 2015, the outstanding principal of this note $500,000 and accrued interest of $11,836 were converted at the option of holder at a price of $0.80 per share resulting in our issuing 639,795 shares of its common stock.

On October 13, 2015, GSS received advances of $10,000 from a line of credit at an interest rate of 18% per annum from a bank as part of an overdraft protection feature provided with one of our checking accounts. The balance due for this loan was $9,990 as of December 31, 2015.

Off Balance Sheet Arrangements

As of December 31, 2015 and 2014, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

Commitments

Our executive offices are located at 75 South Broadway, White Plains, New York for which we entered into a 12-month office service agreement commencing in December 2014, at a monthly payment of $1,040. This lease was automatically extended for additional 12 months commencing December 1, 2015. In addition, we added additional space to this office on a month to month basis. During 2014 and 2015, GSS leased offices in Lynn, Massachusetts and Fall River, Massachusetts including a four-year lease commencing March 1, 2014 for an office in Lynn, Massachusetts, requiring monthly rental payments of $1,616 per month for the initial 24 months of the lease and $2,078 per month for the subsequent 24 months. On February 22, 2016, we entered into an amendment of this lease which added additional space and extended the term of the underlying lease to February 29, 2020, as well fixed the monthly rental rate at $3,578 per month from March 1, 2016 through termination. On January 28, 2015, we executed a three-year sublease for an office in Fall River, Massachusetts for a monthly rental of $1,100. On January 29, 2015, we executed a month to month lease for an office in North Andover, Massachusetts.

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During 2014 and 2015, GSS also entered into several non-cancellable equipment lease agreements.

Total rent expense during the years ended December 31, 2015 and 2014 was $64,548 and $38,207, respectively.

The following table summarizes future minimum lease obligations with regards to our leased offices and leased equipment.

	Office leases	Equipment leases	Total
2016	$63,651	$8,008	$71,659
2017	56,135	3,130	59,265
2018	42,935	1,992	44,927
2019	42,935	762	43,697
2020	7,156	—	7,156
Thereafter	—	—	—
Total	$212,812	$13,892	$226,704

Plan of Operations

GKUSA

Over the 12 months following the commencement of the Offering, GKUSA intends to commence operations and engage in the development of sustainably produced agricultural products through technology that the Company believes could be used to enhance crop yields and pest resistance. Initial operations may include the development of a genetics technology services (“GTS”) program that can be offered to companies in need of such services as well as the potential acquisition of an existing agricultural products company.

The key milestones for the 12 month schedule are as follows:

•  $3 million Regulation A Offering underway;

•  hire key personnel – underway with the recent hire of Eric Mathur, as the Chief Science Officer of GKUSA, with other key hires to occur within 3-6 months;

•  launch first molecular breeding project by September 30, 2016 to facilitate the development of the GTS program; and

•  launch second molecular breeding project by March 31, 2017 to continue development of the GTS program.

The Company expects that the proposed GTS program would generate revenues in the form of research fees. Clients would include agricultural and other life science companies. Contract terms for these services may include flat fees, and/or royalties and other compensation arrangements based upon successful outcomes.

We would expect to market our GTS program through advertising in industry trade journals, trade show exhibitions and other targeted marketing opportunities. Expenditures for initiating GKUSA operations are expected to include (1) compensation for executives and staff, (2) third-party consulting and other services, (3) operating supplies and expenses (including property rental/lease, office/lab supplies, computer supplies/software/equipment, travel) and (4) capital purchases and equipment (primarily lab equipment).

The Company would seek to complete an acquisition of an existing agricultural company by using some of the capital to be raised in this Offering, through a subsequent financing, and/or through the issuance of equity securities of the Company. The Company has not yet identified a potential acquisition target, but Company management intends to commence the process following completion of this Offering. Targeted segments include organic fruits and vegetables, hops and craft breweries and other agricultural segments. The Company will determine associated costs and operational milestones upon completion of an acquisition.

The plan of operations described above for GKUSA may be modified as set forth in the “Use of Proceeds” section based upon the amount of funds received in the Offering. We may seek additional funding following this Offering if we do not receive sufficient capital to implement our plan of operations for the twelve months following commencement of the Offering; however, we cannot make any assurance that we will be able to obtain such funding or that it will be on favorable terms.

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Plan of Operations

GK Laboratories

Over the 12 months following the commencement of the Offering, GK Laboratories intends to commence operations and establish a scientific advisory board. Thereafter, GK Laboratories intends to engage one or more life science technical consultants. These consultants will focus on establishing a research and development program to identify research leads capable of facilitating the development of nutraceuticals and/or pharmaceuticals. After developing these research leads, GK Laboratories may seek to establish strategic relationships with life science companies that offer full spectrum product development capabilities through their existing research and development programs. Alternatively, GK Laboratories may seek additional financing to fund its development of new products.

The key milestones for the 12 month schedule are as follows:

•  $3 million Regulation A Offering underway;

•  establish scientific advisory board by September 30, 2016;

•  hire key personnel – plan to make at least one key hire of a life science technical consultant by September 30, 2016;

•  identify target research facility by December 31, 2016;

•  launch first project to initiate the commencement of the research and development program by June 30, 2017;

•  acquire research facility by June 30, 2017.

GK Laboratories’ revenues may be realized in research fees in the form of flat fees and/or royalties and other compensation arrangements based upon successful outcomes. Revenues also may result from the development and direct sale of our future products or licensing arrangements with respect thereto. We anticipate that third-party service providers and/or consultants will be the primary expenditure category to cover costs associated with the scientific advisory board and possibly the life science technical consultant(s). We also may incur research and development expenditures if we begin develop of products.

The plan of operations described above for GK Laboratories may be modified as set forth in the “Use of Proceeds” section based upon the amount of funds received in the Offering. We may seek additional funding following this Offering if we do not receive sufficient capital to implement our plan of operations for the twelve months following commencement of the Offering; however, we cannot make any assurance that we will be able to obtain such funding or that it will be on favorable terms.

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DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our current director, executive officers and key employees and their respective ages and positions as of March 30, 2016 are set forth in the following table.  Biographical information regarding each director, executive officer and key employee is set forth below the table

NAME	AGE	POSITION
Ann Anderson	31	President, Chief Executive Officer and Director

Leif Christoffersen	46	Chief Operating Officer

Annette Vicioso	39	Chief Business Development Officer, Director of New Business Development and Recruiting at GSS

Stacy Polansky	61	Director of Sales and Recruiting at GSS

Eric Mathur	61	Chief Science Officer at GKUSA

Ann Anderson, RN, BSN, founded GSS in July 2012 and has been serving in her roles at the Company since April 21, 2015. Prior to her full-time role with the Company, from September 2012 until November 2013, Ms. Anderson was a nurse with the Visiting Nurse Service of New York Hospice. From October 2011 until March 2012, Ms. Anderson was a nurse at Saint John’s Riverside Hospital where she coordinated nursing care in Telemetry. Additionally, from March 2010 until June 2012, Ms. Anderson was a per diem nurse for various ambulatory surgery centers and medical offices. From September 2006 until May 2009, Ms. Anderson was a nurse with the post-anesthesia care unit at the Hospital for Special Surgery in New York. Ms. Anderson received a Bachelor of Science in Nursing from The College of New Rochelle. Ms. Anderson is the sister-in-law of Annette Vicioso. We believe Ms. Anderson is qualified to serve on our board of directors because of her extensive knowledge of the Company’s history and current operations, which she gained from working for our Company as described above, in addition to her experience as described above.

Leif Christoffersen has been the Company’s Chief Operating Officer since October 12, 2015. From May 2013 until October 2015, Mr. Christoffersen was a director of business development at Yulex Corporation, a specialty natural rubber business focused on medical and consumer markets, where he coordinated commercial sales of natural rubber products and developed strategic partnerships in the U.S. and abroad. Prior to his role as director of business development, Mr. Christoffersen was the director of agriculture and director of biomass integration at Yulex Corporation from June 2012 to April 2013 and June 2011 to May 2012, respectively. Prior to his employment by Yulex, Mr. Christoffersen co-founded Teotl Energy Partners, a cleantech business development consulting firm, in 2006, where he served as a partner. Mr. Christoffersen received a Master of Business Administration from the University of California and a Bachelor of Arts in Economics from Hobart College.

Annette Vicioso has been the Company's Chief Business Development Officer effective as of February 3, 2016.  Ms. Vicioso has been the Director of New Business Development and Recruiting at GSS since May 2012.  From June 1996 until March 2012, Ms. Vicioso served as Senior Operations Manager at American Resource Staffing, an independent staffing firm.  Ms. Vicioso is Ann Anderson's sister-in-law.

Stacy Polansky has been the Director of Sales and Recruiting at GSS since its inception in October 2012.  From June 2006 until June 2012, Ms. Polansky was a Project Manager of Sales and Recruiting at American Resource Staffing, where she developed the professional placement division and on-site managed services program.

Eric Mathur has been GKUSA's Chief Science Officer since February 1, 2016.   From March 2014 until December 2015, Mr. Mathur was Senior Vice President and Chief Science Officer at Yulex Corporation.  From June 2010 until March 2014, Mr. Mathur was Vice President and Chief Technologist at SG Biofuels, Inc., a crop technology company. From October 2006 until May 2010, Mr. Mathur was Vice President of Agricultural Solutions at Synthetic Genomics, Inc., a synthetic biology company.

Director or Officer Involvement in Certain Legal Proceedings

Our officers and our sole director have not, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Commission and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Company’s officers and sole director review the Company’s internal accounting controls, practices and policies with the assistance of outside advisors.

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Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter.

Independent Directors

The Company is not an issuer whose securities are listed on a national securities exchange, or an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the company.  Under such definition, our founder, President, Chief Executive Officer and sole director, Ann Anderson, would not be considered independent as she serves as an executive officer of the Company.

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name and principal position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ann Anderson	2015	14,583(2)	-	-	-	-	-	-	$14,583(2)
President, CEO, Director	2014	-	-	-	-	-	-	-	$-

Leif Christoffersen	2015	28,846	-	-	-	-	-	-	$28,846
COO	2014	-	-	-	-	-	-	-	$-

(1) The Company was incorporated under the laws of the State of Delaware on February 13, 2015.

(2) Ms. Anderson deferred all compensation payable to her during the year ended December 31, 2015 in accordance with her employment agreement.

Compensation of Directors

Our sole director is entitled to reimbursement of ordinary and reasonable expenses incurred in exercising her responsibilities and duties as a director.  As of December 31, 2015, no director fees were incurred or paid.

Employment Agreements

Ann Anderson Employment Agreement

On December 1, 2015, the Company and Ann Anderson entered into that certain employment agreement (the “Anderson Agreement”), pursuant to which the Company formalized Ms. Anderson’s service as Chief Executive Officer and President. Pursuant to the Anderson Agreement, the term of her employment is for three years with an annual salary equal to one hundred and seventy-five thousand dollars ($175,000). Additionally, Ms. Anderson will be eligible for an annual cash bonus commencing with the 2015 calendar year, which bonus terms, eligibility and entitlement are to be determined by the Board of Directors, or a committee thereof, in its sole discretion. Ms. Anderson will not be eligible for any portion of a bonus that might otherwise have been awarded for any calendar year during which his employment terminates for any reason. Furthermore, Ms. Anderson is eligible for equity-based incentive awards, which may be awarded by the Board of Directors, or a committee thereof. The Anderson Agreement includes customary terms with respect to confidential information and non-competition/non-solicitation covenants.

In the event Ms. Anderson’s employment is terminated by her or the Company prior to the end of the term for any reason, then Ms. Anderson will be entitled to the continuation of benefits as and to the extent required by law under the Consolidated Budget Reconciliation Act, or applicable state equivalent laws, or the Employee Retirement Income Security Act of 1974, as amended, and payments for salary for the remaining term and expense reimbursement that had accrued but had not been paid prior to the date of termination and payments for any accrued but unused vacation time. Ms. Anderson may, in her sole discretion, defer the payment of her cash salary.

Leif Christoffersen Employment Agreement

On October 12, 2015, the Company and Leif Christoffersen entered into that certain employment agreement (the “Christoffersen Agreement”), pursuant to which the Company agreed to hire Mr. Christoffersen to serve as the Company’s Chief Operating Officer. Pursuant to the Christoffersen Agreement, the term of his employment was for one year with an annual salary equal to one hundred and fifty thousand dollars ($150,000). Additionally, Mr. Christoffersen will be eligible for an annual cash bonus commencing with the 2015 calendar year, which bonus terms, eligibility and entitlement are to be determined by the Board of Directors, or a committee thereof, in its sole discretion. Mr. Christoffersen will not be eligible for any portion of a bonus that might otherwise have been awarded for any calendar year during which his employment terminates for any reason. Furthermore, Mr. Christoffersen is eligible for equity-based incentive awards, which may be awarded by the Board of Directors, or a committee thereof. The Christoffersen Agreement includes customary terms with respect to confidential information and non-competition/non-solicitation covenants.

In the event Mr. Christoffersen’s employment is terminated prior to the end of the term, then the following payments will be made in accordance with the type of termination.

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Termination for Death or Disability; Termination for Cause

In the event of termination for death or disability, or termination for “Cause,” no further payments will be made, except for continuation of benefits as and to the extent required by law under the Consolidated Budget Reconciliation Act, or applicable state equivalent laws, or the Employee Retirement Income Security Act of 1974, as amended, and payments for salary and expense reimbursement that had accrued but had not been paid prior to the date of termination and payments for any accrued but unused vacation time. “Cause” means that, in the good faith and reasonable determination of the Board of Directors, Mr. Christoffersen has (i) breached any fiduciary duty or legal or contractual obligation to the Company, where written notice is given to him and he does not cure the breach within fourteen (14) days, (ii) engaged in gross negligence, willful misconduct, fraud, embezzlement, acts of dishonest, or a conflict of interest relating to the affairs of the Company, (iii) been convicted of or pleaded nolo contendere to: (A) any misdemeanor relating to the affairs of the Company (with the exception of minor misdemeanors not involving moral turpitude) or (B) any felony or indictable offense, (iv) engaged in a violation of any federal or state laws (with the exception of minor misdemeanors not involving moral turpitude), or federal or state securities laws, or (v) he has materially failed to meet minimum performance expectations of the Chief Executive Officer after reasonable notice of the material performance deficiency and a reasonably opportunity to remedy such deficiency.

Termination Without Cause or For Good Reason; Change of Control

In the event of Termination Without Cause, For Good Reason, or in the event of a Change of Control (as defined below), payments will be made equal to the balance of salary payments for the remaining period of the term under the Christoffersen Agreement and expense reimbursement that had accrued but had not been paid prior to the date of termination and payments for any accrued but unused vacation time. Termination “For Good Reason” means (i) a material breach of any material provision of this Agreement, which breach is not cured by the Company within thirty (30) days after receipt of written notice from Mr. Christoffersen, (ii) assignment of duties or responsibilities to Mr. Christoffersen which are inconsistent in a material and adverse respect with his position, or (ii) the relocation of Mr. Christoffersen, without his prior consent, by the Company to a work location more than one hundred (100) miles from the location of the Company’s headquarters; provided that, in the case of each of the aforementioned events, the Company shall have been given written notice by Mr. Christoffersen describing in reasonable detail the occurrence of the event or circumstance for which he believes he may resign for Good Reason within fifteen (15) days of the first occurrence thereof and the Company shall not have cured such event within thirty (30) days after the receipt of such notice. A “Change of Control” means the sale or disposition by the Company to an unrelated thirty party of substantially all of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company to an unrelated thirty party, or the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company to an unrelated thirty party. For the purposes hereof, “controlling interest” means the sale or transfer of the Company’s securities representing more than 50% of the voting power.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our sole executive officers as of December 31, 2014.

GreenKissNY Inc. 2015 Equity Incentive Plan

On December 7, 2015, the Board and stockholders approved the GreenKissNY Inc. 2015 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to provide a means through which the Company and its affiliates may attract and retain key personnel, thereby strengthening their commitment to the welfare of the Company and its affiliates and aligning their interests with those of the Company’s stockholders. The Plan will be administered by a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board. The Plan permits us for a ten year period to grant awards representing up to 5,000,000 shares of Common Stock, which will automatically increase annually on the first day of each calendar year, beginning on January 1, 2016 and for each year thereafter through January 1, 2025, by an amount equal to the lesser of (i) 10% of the aggregate number of shares of Common Stock issued by the Company in the prior calendar year or (ii) an amount determined by the Board of Directors. Such awards include stock options (both qualified or “incentive” options and non-qualified options), restricted stock awards, stock bonus awards and performance compensation awards, collectively referred to in this discussion as “awards”. The Plan administrator has the authority and discretion, subject to the provisions of the Plan, to select persons to whom awards will be granted; to determine the type of award each participant is to receive; to designate the number of shares to be covered by each award; to establish all terms and condition of each award; interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in the Plan and any instrument or agreement relating to, or award granted under, the Plan; to establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Plan administrator shall deem appropriate for the proper administration of the Plan; to accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards; and to make any other determination and take any other action that the Plan administrator deems necessary or desirable for the administration of the Plan. As of the date hereof, we have reserved 5,000,000 shares of our Common Stock for issuance to directors, employees and consultants under the Plan, which amount will increase in accordance with the Plan.

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The exercise price for stock options must be no less than the fair market value on the date of the grant, provided that in the case of incentive stock options granted to an employee who, at the time of the grant of such option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any affiliate, the exercise price per share shall not be less than 110% of the fair market value per share on the date of the grant. Options shall vest and become exercisable in such manner and on such date or dates determined by the Plan administrator, and shall expire after such period, not to exceed ten (10) years from the date of the grant, as may be determined by the Plan administrator; provided, however, that the option period shall not exceed five (5) years from the date of the grant in the case of an incentive stock option granted to a participant who on the date of the grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any affiliate.

The right to exercise an option (to the extent vested) in the event of a participant’s death or disability will expire on the earlier of one year after the date of the participant’s termination or the expiration date under the terms of the option agreement. The right to exercise an option (to the extent that it is vested) in the event of the participant’s involuntary termination or termination without cause will expire on the earlier of 90 days after the date of the date of termination or upon the expiration date under the terms of the option agreement. The right to exercise an option in the event of a termination of the participant for cause (or if the termination is voluntary after an event which would be grounds for termination) will expire as of the date of the participant’s termination. Unless otherwise provided in the option agreement, payment of the exercise price for an option shall be made in cash or a cash equivalent acceptable to the Plan administrator. With the consent of the Plan administrator, payment of all or part of the exercise price of an option may also be made (i) by surrendering shares of our Common Stock that have been held for at least six months prior to the date of exercise, (ii) if the Common Stock is traded on an established securities market, the Plan administrator may approve payment of the exercise price by a broker-dealer or by the option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the option holder’s written irrevocable instructions to deliver the Common Stock acquired upon exercise of the option to the broker-dealer, or (iii) any other method acceptable to the Plan administrator.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 7, 2016, regarding the beneficial ownership of our Common Stock by the following persons:

●	each person who, to our knowledge, owns more than 5% of our Common Stock;

●	each of our named executive officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o GreenKissNY Inc., 75 South Broadway, White Plains, NY 10601. Shares of Common Stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of March 30, 2016, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class (1)
Named Executive Officers and Directors
Ann Anderson	45,101,732	90.2%
Leif Christoffersen	-	0%
Named Executive Officers and Directors as a Group (2 persons)	45,101,732	90.2%
Owners of More than 5% of Our Common Stock
Ann Anderson	45,101,732	90.2%

(1)	Based on 50,000,000 shares issued and outstanding as of April 7, 2016.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the period from January 1, 2012, through the date of this Offering Circular (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

The Company’s President and Chief Executive Officer and founder, in order to induce investors to invest in the Company, agreed to assure all initial and future investors in the Common Stock that their interests would be preserved based upon 50,000,000 shares outstanding, up to the initial filing of an offering statement for the potential initial public offering of the Common Stock. Accordingly, Ms. Anderson has returned an aggregate of 2,012,018 for cancellation, which includes (i) 639,795 shares relating to the note conversion of a convertible promissory note on November 24, 2015 and (ii) 736,112 shares issued for cash consideration during September, 2015 and 636,111 shares in December 2015 in conjunction with a private placement of the Common Stock.

During 2012, the Company’s President and Chief Executive Officer loaned the Company a total of $53,600 for working capital purposes. The loans were unsecured, due on demand, and non-interest bearing. During the year ended December 31, 2013, the Company received additional amounts totaling $76,327 and repaid a total of $132,020. During the year ended December 31, 2014, the Company received additional amounts totaling $75,000 and repaid a total of $106,835. As of December 31, 2014 and 2013, the Company had receivables due from the Company’s President and Chief Executive Officer, amounting to $33,928 and $2,093, respectively, which were recorded as a short-term loan receivable from related party in the accompanying consolidated balance sheets. During the nine months ended September 30, 2015, the Company’s President and Chief Executive Officer loaned the Company a total of $332,023 and was repaid $41,233, resulting in a balance owed of $256,862 as of September 30, 2015. On December 19, 2015, the Company repaid $233,442 of the balance due.

Nexus Management Services Inc. (“NMS”) was formed on January 11, 2012. It was originally formed to provide medical practice management and staffing services. Ann Anderson and Annette Vicioso have a 49% and 44% ownership interest in NMS, respectively. Stacy Polansky, a current employee of GSS has a 7% ownership interest in NMS. Since the formation of the Company’s wholly-owned subsidiary, GSS, the two additional owners of NMS have been involved in building the GSS business, while remaining on the payroll of NMS. GSS has historically, and continues to reimburse NMS for the cost plus a fair market value mark-up for the services provided by the two additional owners. As GSS adds new employees, they are hired and paid by NMS, and NMS is subsequently reimbursed by GSS. By doing so, the NMS employees, which provide services to GSS are able to retain the medical benefits provided by NMS. The arrangement with NMS constitutes an employee leasing arrangement, with GSS recording its payments to NMS as management fees. During the year ended December 31, 2015, 2014 and 2013, GSS recorded management fees totaling $1,539,895, $1,127,257 and $338,648, respectively. The rate paid by GSS to NMS was a markup of 25% for 2013 through 2015 of all payroll and payroll related costs paid by NMS for staff dedicated to GSS activities. The Company’s arrangement with NMS terminated at the end of 2015. Accordingly, on December 3, 2015, the Company formed GreenKiss Management Services Inc. as a wholly owned subsidiary of the Company, which, as of January 1, 2016, provides the same management services previously provided by NMS.

On April 22, 2015, the Company issued a convertible promissory note to Dr. Allen Towfigh, a consultant to GSS, in the amount of $500,000. On November 24, 2015, the outstanding principal of $500,000 plus accrued interest of $11,836 were converted at the option of Dr. Towfigh at a price of $0.80 per share resulting in the Company issuing 639,795 shares of its Common Stock. The note was issued in conjunction with a settlement by the Company of any claims the party may have asserted against the Company. Dr. Towfigh received $26,923 in consulting fees from the Company for the nine months ended September 30, 2015 and $36,539 in consulting fees during the year ended December 31, 2014.

On June 1, 2015, Ms. Anderson consummated an agreement in which she contributed to the Company 100% of the equity interests of GSS, GK Laboratories and GKUSA, all in exchange for 47,490,000 shares of Common Stock. Ms. Anderson held a 100% equity interest of each of the previously mentioned entities that were acquired by the Company. As noted above, Ms. Anderson has since returned 2,012,018 shares of Common Stock to the Company for cancellation and now owns 45,477,982 shares of Common Stock.

  On March 30, 2016, Ann Anderson loaned the Company $100,000 as a short term loan receivable due from a related party.

Indemnification Agreements

We intend to enter into indemnification agreements with or have contractual obligations to provide indemnification to each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our sole director will continue to approve any related party transaction.

33

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 100,000,000 shares of Common Stock, and 10,000,000 shares of "blank check" preferred stock, $0.00001 par value per share ("Preferred Stock"). As of the date of this filing, we have 50,000,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Stockholders Agreement

On April 21, 2015, our Chief Executive Officer, President and founder (the “Founding Stockholder”, as well as an unrelated stockholder entered into a stockholders agreement (the “Stockholders Agreement”), which outlined certain rights related to their ownership of Common Stock. The stockholders that are parties to the Stockholders Agreement consist of the Founding Stockholder and other stockholders that purchased shares of Common Stock directly from the Company for cash (the “Other Stockholders”).

The Stockholders Agreement, among other things, provides that for so long as the Stockholders Agreement is in effect, (a) each party will vote and take all other necessary and desirable action within such party’s control to (i) cause the authorized number of directors comprising the Company’s board of directors to be established at nine, and (ii) elect or remove a nominee or member, as applicable to the board of directors and (b) comply with the drag-along rights and right of first refusal set forth therein. The Stockholders Agreement will terminate upon the occurrence of any of the following events:

·	the written agreement of all of the then-current stockholders subject to the Stockholders Agreement;
·	the written notice from the Founding Stockholder to the Other Stockholders;
·	the dissolution of the Company;
·	the appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment of the Company for the benefit of creditors, or any action voluntarily taken by the Company under any insolvency or bankruptcy act, which continues for a period of 90 days; or
·	(1) the date on which the Company is subject to the reporting requirements of (i) Section 13 or 15(d) of the Exchange Act, or (ii) Regulation A under the Securities Act of 1933, as amended, or (2) the Company has shares of Common Stock that are publicly traded on a national securities exchange or quoted on the over the counter market.

Since the Company expects to become subject to the reporting requirements of the Exchange Act upon completion of this Offering by filing a registration statement on Form 8-A concurrently with the qualification of the offering statement, it is anticipated that the Stockholders Agreement will terminate upon the effectiveness of the registration statement on Form 8-A. Notwithstanding the foregoing, upon qualification of this offering statement, the Stockholders Agreement will be terminated.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of Preferred Stock in one or more series. Each series of Preferred Stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of our Common Stock until the board of directors determines the specific rights of the holders of our Preferred Stock.  However, the effects might include, among other things:

·	Impairing dividend rights of our Common Stock;
·	Diluting the voting power of our Common Stock;
·	Impairing the liquidation rights of our Common Stock; and
·	Delaying or preventing a change of control without further action by our stockholders.

Options and Warrants

None.

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Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Our independent stock transfer agent is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. Their phone number is (303) 282-4800.

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Shares Eligible for Future Sale

Prior to this Offering, there has been no public market for our Common Stock, and we cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Common Stock, including shares issued upon exercise of stock options (if granted subsequent to the date hereof), or the perception that these sales could occur in the public market after this Offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Based on the number of shares of Common Stock outstanding as of April 7, 2016, upon the final closing of this Offering, assuming the sale of all shares offered hereby, 53,000,000 shares of Common Stock will be outstanding.

All of the shares sold in this Offering will be freely tradable unless purchased by our affiliates. The remaining 50,000,000 shares of Common Stock outstanding after this Offering will be restricted as a result of securities laws as described below. All shares will be eligible for resale in compliance with Rule 144 or Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Offering Circular, a number of shares that does not exceed the greater of:

·	1% of the then-outstanding shares of Common Stock, which will equal approximately 500,000 shares immediately after this Offering; and

·	the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least six months is entitled to sell his or her shares under Rule 144 without regard to the limitations described above, subject only to the availability of current public information about us during the six months after the initial six-month holding period is met. After a non-affiliate has beneficially owned his or her shares for one year or more, he or she may freely sell his or her shares under Rule 144 without complying with any Rule 144 requirements.

We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our Common Stock, the personal circumstances of the sellers and other factors. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered by this Offering Circular.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144.

Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Certificate of Incorporation of the Company provides for indemnification of officers, directors and other employees of the Company to the fullest extent permitted by the DGCL. Article VII of the Certificate of Incorporation provides that directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The DGCL and our Certificate of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former director, advisory director or officer of us and (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise (each an “Indemnitee”).

Our Bylaws provide that the Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the Bylaws.

Notwithstanding the above, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Neither our Bylaws, nor our Certificate of Incorporation include any specific indemnification provisions for our officer or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered by this Offering Circular will be passed upon for us by Duane Morris, LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, included in this Offering Circular have been so included in reliance on the report by Friedman LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the Commission under the Securities Act with respect to the Common Stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

Upon completion of this Offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above.

We also maintain a website at www.greenkissny.com. Upon completion of this Offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

38

GREENKISSNY INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of

GreenKissNY, Inc.

White Plains, NY

We have audited the accompanying consolidated balance sheets of GreenKissNY, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. GreenKissNY Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GreenKissNY, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ FRIEDMAN LLP

Marlton, New Jersey April 8, 2016

GREENKISSNY, INC.

Consolidated Balance Sheets

	As of	As of
	December 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash	$845,411	$271,276
Accounts receivable, net of allowance for doubtful accounts of $0	406,898	247,791
Short-term loan receivable from principal stockholder	—	33,928
Prepaid expenses and other current assets	58,815	47,820
Total current assets	1,311,124	600,815
Equipment, net of accumulated depreciation of $23,993 and $12,892, respectively	26,877	8,477
Trademark	2,250	—
TOTAL ASSETS	$1,340,251	$609,292
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accrued expenses and accrued settlement	$845,083	$1,049,816
Short-term loan payable from principal stockholder	23,420	—
Revolving lines of credit	132,482	125,000
Total current liabilities	1,000,985	1,174,816
Non-current Liabilities
Other liability	93,478	—
Accrued settlement	90,278	173,611
Total non-current liabilities	183,756	173,611
Total Liabilities	1,184,741	1,348,427
Commitments
Stockholders' Equity (Deficit)
Preferred stock, $0.00001 par value (shares authorized--10,000,000); no shares issued and outstanding at December 31, 2015 and at December 31, 2014	—	—
Common stock, $0.00001 par value (shares authorized--100,000,000); 50,000,000 and 47,490,000 shares issued and outstanding at December 31, 2015 and at December 31, 2014	500	475
Additional paid-in capital	1,973,736	525
Accumulated deficit	(1,818,726)	(740,135)
Total Stockholders’ Equity (Deficit)	155,510	(739,135)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,340,251	$609,292

The accompanying notes are an integral part of these consolidated financial statements

GREENKISSNY, INC.

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31,	December 31,
	2015	2014
Service Revenue, net	$11,313,083	$6,461,510
Cost of Services	9,361,045	4,896,821
Gross Profit	1,952,038	1,564,689
Operating Expenses
Management fees	1,539,895	1,127,257
Other general and administrative expenses	977,691	800,620
Total Operating Expenses	2,517,586	1,927,877
Loss from Operations	(565,548)	(363,188)
Other Expense
Legal settlement	(500,000)	—
Other expense	(13,043)	(2,237)
Total Other Expense	(513,043)	(2,237)
Net Loss	$(1,078,591)	$(365,425)
Basic and diluted loss per share	$(0.02)	$(0.01)
Weighted average number of
shares outstanding-
basic and diluted	49,302,325	47,490,000

The accompanying notes are an integral part of these consolidated financial statements

GREENKISSNY, INC.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2013	—	$—	47,490,000	$475	$525	$(374,710)	$(373,710)
Net loss for the period	—	—	—	—	—	(365,425)	(365,425)
Balance at December 31, 2014	—	—	47,490,000	475	525	(740,135)	(739,135)
Net loss for the period	—	—	—	—	—	(1,078,591)	(1,078,591)
Shares issued in private placements	—	—	3,872,223	39	1,459,961	—	1,460,000
Shares issued upon conversion of note payable	—	—	639,795	6	511,830	—	511,836
Shares issued for services rendered	—	—	10,000	—	1,400	—	1,400
Shares returned to Company by related party for reissue	—	—	(2,012,018)	(20)	20	—	—
Balance at December 31, 2015	—	$—	50,000,000	$500	$1,973,736	$(1,818,726)	$155,510

The accompanying notes are an integral part of these consolidated financial statements

GREENKISSNY, INC.

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,078,591)	$(365,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,101	11,323
Issuance of note for legal settlement	511,836	—
Issuance of stock for legal fees	1,400	—
Changes in operating assets and liabilities:
Accounts receivable	(159,107)	(90,323)
Prepaid expenses	(10,995)	(28,735)
Accrued expenses and accrued settlement	(61,256)	556,783
NET CASH (USED IN) PROVIDED BY OPERATIONS	(785,612)	83,623
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(29,500)	(7,964)
Trademark registration costs	(2,250)	—
CASH USED IN INVESTING ACTIVITIES	(31,750)	(7,964)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term loan from related party	150,000	80,000
Payments to short term loan from related party	(150,000)	(179,000)
Advances from principal stockholder	332,023	75,000
Payments to principal stockholder	(274,675)	(106,835)
Proceeds from revolving line of credit, net	7,482	125,000
Payments on accrued settlement	(133,333)	—
Proceeds from issuance of common stock	1,460,000	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,391,497	(5,835)
NET CHANGE IN CASH AND CASH EQUIVALENTS	574,135	69,824
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	271,276	201,452
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$845,411	$271,276
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$4,318	$2,487
Supplemental Schedule of Non-Cash Investing and Financing Activities
Conversion of convertible note and accrued interest	$511,836	$—

The accompanying notes are an integral part of these consolidated financial statements

GREENKISSNY, INC.

Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

GreenKissNY, Inc. (the “Company”) is a holding company and was incorporated under the laws of the State of Delaware on February 13, 2015.

GreenKiss Staffing Solutions, Inc., formerly known as Nexus Staffing Specialists, Inc. (“GSS”), a subchapter S corporation until June 1, 2015, at which time it became a wholly-owned subsidiary of the Company, was incorporated under the laws of the State of New York on April 11, 2012. On December 3, 2015, the Company formed GreenKiss Management Services Inc., originally named Nexus Managed Services Inc., a new wholly-owned subsidiary (“GMSI”), which as of January 1, 2016, provides corporate support functions for GSS as it relates to administrative, recruiting, and human resources.

The Company has two additional wholly-owned subsidiaries. GreenKiss USA, Inc. (“GKUSA”) and GreenKiss Laboratories, Inc. (“GK Laboratories”), both of which were inactive in 2015. GreenKiss USA, Inc. was incorporated under the laws of the State of New York on May 13, 2014 and GreenKiss Laboratories, Inc. was incorporated under the laws of the State of Washington on May 20, 2014.

The Company filed an amended and restated certificate of incorporation with the State of Delaware on May 4, 2015, in which it increased the number of shares authorized for issuance from 100,000,000 shares, par value $0.0001 per share, to 110,000,000 shares, to be divided as 10,000,000 shares of preferred stock, par value $0.00001, and 100,000,000 shares of common stock, par value $0.00001 per share.

The Company intends to focus its lifestyle brands primarily on health and wellness through its three separate business units, each a wholly owned subsidiary. GSS focuses on temporary staffing targeting environmentally conscious companies, GKUSA intends to engage in the development of sustainably produced agricultural products, and GK Laboratories intends to focus on discovering, developing, manufacturing and commercializing novel medicines and nutraceuticals. GSS has been operating since 2012. GKUSA and GK Laboratories are start-up enterprises, which are expected to commence operations after the Company raises additional financing.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The Company, GSS, GKUSA and GK Laboratories, were effectively controlled by the same majority stockholder of the Company and are therefore considered under common control. For accounting purposes, the above mentioned companies are consolidated in a manner similar to a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. As the Company was formed in 2015 and GKUSA and GK Laboratories had no operations, these financial statements essentially represent the operations of GSS.

Cash

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. Cash balances in banks are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable

In the normal course of business, the Company extends credit to customers that satisfy defined credit criteria. Accounts receivable are recorded at carrying value, which approximates fair value, and is presented in the Company's consolidated balance sheets net of any allowance for doubtful accounts. In 2015 and 2014 there were no accounts receivable written off as bad debt. Based on this analysis, as of December 31, 2015 and 2014, an allowance for doubtful accounts has not been deemed necessary.

Equipment, Net

Equipment, net is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method based upon the following estimated useful lives of depreciable assets:

Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of useful life or the term of the lease

All long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be recoverable, or are less than their fair value. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions. Assets to be disposed of and for which there is a committed plan of disposal are reported at the lower of carrying value or fair value less costs to sell.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. As of December 31, 2015 and 2014, all deferred tax assets continue to be fully reserved.

GSS, the Company’s wholly-owned subsidiary, had elected, with the consent of its shareholders, to be taxed as a Subchapter S of the Internal Revenue Code and New York Revenue Code. Under these provisions, GSS did not pay Federal or New York corporate income taxes on its taxable income. Instead, GSS’s shareholders were liable for individual Federal and various state and local income taxes on their share of GSS’s taxable income. GSS pays taxes in certain states and local jurisdictions where Subchapter S is not recognized. This election was terminated on June 1, 2015.

Loss Per Share

Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income/loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Weighted average number of shares used to calculate basic and diluted loss per share is considered the same as the effect of dilutive shares is anti-dilutive for all periods presented.

Concentrations

As of December 31, 2015, the Company had four customers which individually accounted for in excess of 10% of total accounts receivable with totals of $102,803, $88,238, $62,478 and $59,388, of total outstanding accounts receivable or 25%, 22%, 15% and 15%, respectively, as compared to December 31, 2014 at which time the Company had three customers that accounted for $52,437, $43,396 and $41,779 of total outstanding accounts receivable or 21%, 18% and 17%, respectively. For the year ended December 31, 2015 the Company had two customers which accounted for in excess of 10% of total revenues, accounting for $6,023,045 and $1,236,249 of service revenues, or 53% and 11% respectively as compared to one customer that accounted for $4,697,202 or 73% of total revenues for the year ended December 31, 2014.

Revenue Recognition

For the years ended December 31, 2015 and 2014, the Company derived its revenues from temporary and permanent staffing services provided by GSS. Net service revenue, as presented in the accompanying consolidated statements of operations, represents services rendered to customers, less sales adjustments and allowances. The Company records revenue on a gross basis as a principal instead of on a net basis as an agent in the presentation of revenues and expenses.

Temporary staffing services revenues are recognized when the services are rendered by the Company’s temporary employees. Employees placed on temporary assignment by the Company are the Company’s legal employees while they are working on assignments. The Company pays all related costs of employment, including workers’ compensation insurance, state and federal unemployment taxes, social security, and certain fringe benefits. The Company assumes the risk of acceptability of its employees to its customers.

Permanent staffing services revenues are recognized when employment candidates accept offers of permanent employment. The Company has a history of estimating the effect of permanent placement candidates who do not remain with its clients through the 90-day guarantee period. Allowances are established to estimate these losses. As of December 31, 2015 and 2014, there were no candidates placed that did not stay for the 90-day guarantee period therefore there was no allowance deemed necessary. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates.

Cost of Services

Direct costs of temporary staffing services consist of payroll, payroll taxes, workers’ compensation and benefit costs for the Company’s temporary employees, as well as reimbursable expenses. Direct costs of permanent staffing services consist of reimbursable expenses.

Advertising Costs

The Company expenses all advertising costs as incurred. The advertising costs were $42,251 and $67,221 for the years ended December 31, 2015 and 2014, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued authoritative guidance that provides companies with a single model for use in accounting for revenue arising from contracts with customers, and supersedes current revenue recognition guidance, including industry-specific revenue guidance.  The new guidance requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. It also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance is effective for annual reporting periods beginning after December 15, 2017. Early adoption is not permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. The Company is in the process of evaluating the impact of adoption of this guidance on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern: Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. This ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. The adoption of this ASU is not expected to have a material impact on the Company’s financial statements.

In September 2015, the FASB issued Accounting Standards Update (ASU) 2015-16—Business Combinations, as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The amendment eliminates the requirement to retrospectively apply adjustments made to provisional amounts recognized in a business combination. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company expects to adopt this guidance in the current fiscal year. The Company does not expect this guidance to have a material effect on its consolidated financial statements.

NOTE 3. EQUIPMENT

Major classes of equipment, together with their estimated useful lives, consisted of the following:

	Years	December 31, 2015	December 31, 2014
Computer equipment	3	$15,279	$3,427
Furniture and fixtures	5	18,071	14,942
Leasehold improvements	5	17,520	3,000
		50,870	21,369
Less: accumulated depreciation		(23,993)	(12,892)
Net equipment		$26,877	$8,477

Depreciation expense was $11,101 and $11,323 for the years ended December 31, 2015 and 2014, respectively.

NOTE 4. ACCRUED EXPENSES AND ACCRUED SETTLEMENT

Accrued expenses consisted of the following:

	December 31, 2015	December 31, 2014
Legal settlement cost	$83,333	$126,389
Accrued payroll	114,361	175,501
Accrued payroll taxes	302,280	564,973
Management fees	—	38,311
Legal fees	146,560	98,058
Insurance costs	143,503	43,107
Other	55,046	3,477
Total accrued expenses and accrued settlement	$845,083	$1,049,816

The Company’s wholly-owned subsidiary, GSS, entered into a settlement agreement and release with third parties related to a previously filed civil action. In accordance with the settlement, GSS agreed to pay the third party payments totaling $300,000 in installments consisting of two installments of $25,000 which were both paid in January 2015 and thirty six (36) monthly installments of $6,944 beginning February 2015. Of the $300,000 legal settlement cost, $90,278 and $173,611 are recorded as long term accrued settlement as of December 31, 2015 and 2014, respectively, with the short term portion included in accrued expenses above.

During the first nine months of 2014, GSS utilized in-house staff to handle federal and state payroll tax calculations and payments. During that period, periodic payments due for such taxes were not made. In total, GSS did not pay an aggregate of $432,592 in state and federal payroll taxes for the nine months ended September 30, 2014. As of December 31, 2014, the Company owed $432,592 in state and federal payroll taxes for 2014, which had accrued $132,381 in interest and penalties. As of December 31, 2015, GSS owed balances of $395,758, inclusive of $156,601 in accrued interest and penalties, on these obligations. During 2015, GSS paid the balance due on state taxes in full. GSS remitted a payment of $213,041 to the Internal Revenue Service on March 4, 2016. On March 22, 2016, the Internal Revenue Service approved an installment agreement with GSS allowing for monthly payments of $9,400 per month commencing in March 2016 to amortize the remaining balance of approximately $182,717. Of this remaining liability, the Company has classified at December 31, 2015 a non-current other liability of $93,478 representing the amount due beyond December 31, 2016. Since August 2014, GSS has utilized outside payroll services to ensure full compliance with all tax regulations.

NOTE 5. DEBT

On September 11, 2014, the Company entered into a revolving line of credit note with a financial institution, which allowed the Company to borrow up to a principal amount of $95,000 at any one time. On November 18, 2014, the revolving line of credit note was increased, which allows the Company to borrow up to a principal amount of $125,000 at any one time, which is due on demand, at an interest rate of 1.25% above the prime rate (3.25%).  During the year ended December 31, 2014, the Company received principal amounts totaling $1,356,830 and made payments totaling $1,231,830. During the year ended December 31, 2015, the Company received principal amounts totaling $550,000 and made payments totaling $552,508. As of December 31, 2015 and 2014, the revolving line of credit principal balances were $122,492 and $125,000, respectively, in the accompanying consolidated balance sheets. Both notes are secured by a first lien security interest in all of the Company’s assets as well as guaranteed personally by Company’s President and Chief Executive Officer as well as a related party who was a consultant and a noteholder.

On October 13, 2015 GSS received advances of $10,000 from a line of credit at an interest rate of 18% per annum from a bank as part of an overdraft protection feature provided with one of the Company’s checking accounts. The balance due for this loan was $9,990 as of December 31, 2015.

NOTE 6. LEASES

The Company’s executive offices are located at 75 South Broadway, White Plains, New York. The Company entered into a 12-month office service agreement for the office space, commencing in December 2014, at a monthly payment of $1,040 which was automatically extended for additional 12 months commencing December 1, 2015. In addition, the Company added additional space to this office on a month to month basis. During 2014 and 2015, GSS leased its offices in Lynn, Massachusetts and Fall River, Massachusetts including a four-year lease commencing March 1, 2014 for an office in Lynn, Massachusetts, requiring monthly rental payments of $1,616 per month for the initial 24 months of the lease and $2,078 per month for the subsequent 24 months. On February 22, 2016, the Company entered into an amendment of this lease which added additional space and extended the term of the underlying lease to February 29, 2020, and fixing the monthly rental rate at $3,578 per month from March 1, 2016 through termination. On January 28, 2015, the Company executed a three-year sublease for an office in Fall River, Massachusetts for a monthly rental of $1,100. On January 29, 2015, the Company executed a month to month lease for an office in North Andover, Massachusetts for a monthly rental of $250 per month.

During 2014 and 2015, GSS also entered into several non-cancellable equipment lease agreements.

Total rent expense during the years ended December 31, 2015 and 2014 was $64,548 and $38,207, respectively.

The following table summarizes future minimum lease obligations with regards to leased offices and leased equipment.

	Office leases	Equipment leases	Total
2016	$63,651	$8,008	$71,659
2017	56,135	3,130	59,265
2018	42,935	1,992	44,927
2019	42,935	762	43,697
2020	7,156	—	7,156
Thereafter	—	—	—
Total	$212,812	$13,892	$226,704

NOTE 7. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2014, the Company received loans from a related party that were unsecured, due on demand, and non-interest bearing in amounts totaling $80,000 and repaid the balance in full, which amounted to a total of $179,000 of payments including $99,000 from the prior year. During 2015, this same related party advanced and was repaid an additional $150,000. As of December 31, 2015 and 2014, the short-term loan payable balance was $0 for each period, respectively.

The Company’s President and Chief Executive Officer and founding stockholder, in order to induce investors to invest in the Company, agreed to assure all initial and future investors in the Company’s common stock that their interests would be preserved based upon 50,000,000 shares outstanding, up to and including the filing and approval of a potential initial public offering of the Company’s common stock. The mechanism to achieve this protection was a verbal commitment to such investors that the founder would return to the company’s treasury stock for cancellation an equivalent number of shares equal to the number of shares issued through any means up to and including the shares issued up to the filing of a public offering. This resulted in the return to treasury for cancellation a total of 639,795 shares, relating to the note conversion of convertible promissory note on November 24, 2015 and 1,372,223 shares issued for cash consideration in conjunction with a Private Placement of the Company’s common stock.

On April 22, 2015, the Company issued a convertible promissory note to a related party consultant in the amount of $500,000 in conjunction with a settlement by the Company of any claim such related party may have asserted against the Company. The note accrued interest at the rate of 4% per annum and had a maturity date of April 22, 2017. The note was convertible, at the option of the holder, into shares of the Company’s common stock upon the closing of an offering of equity or equity-linked securities of the Company of at least $1,000,000. The shares amount was to be equal to the conversion amount divided by the price per share at which the shares of the Company’s common stock had been sold in an offering of equity or equity-linked securities of the Company of at least $1,000,000. In the event the holder did not convert and the Company completed an offering of equity or equity-linked securities of the Company of at least $1,000,000, then, at the Company’s option, the ability to convert the Note was able to be terminated. On November 24, 2015, the outstanding principal of this note $500,000 and accrued interest of $11,836 were converted at the option of holder at a price of $0.80 per share resulting in the Company issuing 639,795 shares of its common stock.

During the year ended December 31, 2014, the Company’s President and Chief Executive Officer loaned the Company a total $75,000 and repaid a total of $106,835 resulting in a short term loan receivable due from a related party amounting to $33,928 as of December 31, 2014. During the year ended December 31, 2015, the Company received additional amounts totaling $332,023 and repaid a total of $274,675 resulting in a balance due to the Company’s President and Chief Executive Officer at December 31, 2015 of $23,420.

Nexus Management Services Inc. (“NMS”) was formed on January 11, 2012. It was originally formed to provide medical practice management and staffing services. The Company’s President and Chief Executive Officer has a 49% ownership interest in NMS. NMS has two additional owners, one of which is the sister-in-law of the Company’s President and Chief Executive Officer. Since the formation of the Company’s wholly-owned subsidiary, GSS, the two additional owners of NMS have been involved in building the GSS business, while remaining on the payroll of NMS through December 31, 2015. GSS has historically, and did through December 31, 2015, reimburse NMS for the cost plus a fair market value mark-up for the services provided by the two additional owners. As GSS adds new employees, they were hired and paid by NMS, and NMS was subsequently reimbursed by GSS. By doing so, the NMS employees, which provided services to GSS were able to retain the medical benefits provided by NMS. The arrangement with NMS constitutes an employee leasing arrangement, with GSS recording its payments to NMS as management fees. The Company has reviewed the relationship between GSS and NMS, and has determined that the relationship does not meet the criteria regarding variable interest entities (“VIE”) as defined in ASC 810 Consolidation. As such, the Company has not accounted for NMS as a VIE, and has not included the accounts of NMS in the consolidated financial statements as of and for the years ended December 31, 2015 and 2014. During the year ended December 31, 2015 and 2014, GSS recorded management fees totaling $1,539,895 and $1,127,257, respectively, in the accompanying consolidated statements of operations. On December 3, 2015, the Company formed GreenKiss Managed Services Inc., a Delaware corporation originally called Nexus Managed Services, Inc. (“GMSI”), which has been providing the foregoing corporate support functions for GSS since January 1, 2016 and effective as of December 31, 2015 the agreement with NMS was terminated. GMSI is a wholly owned subsidiary of the Company.

During the year ended December 31, 2014, the Company paid to consultant, noteholder and related party $36,539 in consulting fees. There were no further payments to this consultant in 2015. In order to settle potential claims asserted by this related party on the Company’s equity, on April 22, 2015, the Company entered into an agreement pursuant to which the Company issued a $500,000 convertible note as more fully discussed in Note 5.

NOTE 8. STOCKHOLDERS' EQUITY

Preferred Stock

There are 10,000,000 shares of blank check authorized preferred stock; $0.00001 par value. No shares were issued and outstanding as of December 31, 2015 and 2014. The Company’s board of directors will have the authority to fix and determine the relative rights and preferences of shares of Preferred Stock, as well as the authority to issue such shares, without further stockholder approval.

Common Stock

There are 100,000,000 shares of authorized common stock; $0.00001 par value. There were 50,000,000 and 47,490,000 shares of common stock issued and outstanding as of December 31, 2015 and 2014, respectively.

On April 21, 2015, the Company entered into a securities purchase agreement with an unrelated third party, in which the Company agreed to issue 2,500,000 shares of its common stock valued at $0.14 per share for an aggregate purchase price of $350,000.

On April 21, 2015, the Company authorized the issuance of 10,000 shares of its common stock for legal services which had been valued at $0.14 per share.

On November 24, 2015, the $500,000 outstanding principal of the convertible note and accrued interest of $11,836 as discussed in Note 5 were converted at the option of holder at a price of $0.80 per share resulting in the Company issuing 639,795 shares of its common stock.

On June 1, 2015, the Company’s wholly-owned subsidiaries, GSS, GK Laboratories and GKUSA concluded a transaction previously agreed to on April 21, 2015 whereby each entered into a securities purchase agreement with the Company’s President and Chief Executive Officer, in which each wholly-owned subsidiary agreed to issue 100 shares of its common stock (300 shares in total) for $100 ($300 in total). On June 1, 2015 the Company’s President and Chief Executive Officer consummated an agreement in which she contributed to the Company 100% of the equity interests of GSS, GK Laboratories and GKUSA all in exchange for 47,490,000 shares of Common Stock. The Company’s President and Chief Executive Officer held a 100% equity interest of each of the previously mentioned entities that were acquired by the Company.

On August 24, 2015, the Company initiated a private placement offering for up to $2,000,000 in shares of its common stock, for a price per share equal to $0.90 for each purchaser investing less than $300,000, and a price per share equal to $0.80 for each purchaser investing $300,000 or more. The Company completed closings totaling $1,110,000, and has issued 1,372,223 shares of its common stock.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company, from time to time, may be involved in litigation relating to claims arising out of its ordinary course of business. Management believes that there are no material claims or actions pending or threatened against the Company.

NOTE 10. SUBSEQUENT EVENTS

Nexus Staffing, Inc., an unrelated third party (“NSI”), filed suit against GSS on or about January 29, 2016, in the U.S. District Court for the Eastern District of New York (Civil Action No. 01:16-CV-00478), alleging trademark infringement related to GSS’s former use of the “NEXUS” mark. The complaint sought, among other things, injunctive relief, profits, actual damages, enhanced damages, costs and attorneys’ fees. As of March 21, 2016, the Company reached an agreement with NSI to settle the dispute, pursuant to which GSS will (i) pay NSI $3,750 to cover its expenses in connection with the suit and (ii) discontinue the use of the “NEXUS” mark in 60 days and will cease referring to itself as formerly known as Nexus Staffing Specialists Inc. by April 30, 2016. The Company is in the process of discontinuing the use of the “NEXUS” mark for its staffing business and is changing the name from Nexus Staffing Specialists Inc. to GreenKiss Staffing Solutions, Inc. to better reflect its business as a wholly-owned subsidiary of the Company. The settlement amount has been paid and did not materially impact our consolidated financial results of operations.

On March 30, 2016, the Company’s President and Chief Executive Officer loaned the Company $100,000 as a short term loan receivable due from a related party.

PART III – EXHIBITS

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation
2.2*	Amended and Restated Bylaws
3.1*	Form of Stockholders’ Agreement
6.1*+	Employment Agreement by and between the Company and Ann Anderson
6.2*+	Employment Agreement by and between the Company and Leif Christoffersen
6.3*(1)	Blount Agreement
6.4*+	2015 Equity Incentive Plan
6.5*	Cancellation Agreement by and between the Company and Ann Anderson, dated December 7, 2015
6.6*	Cancellation Agreement by and between the Company and Ann Anderson, dated December 18, 2015
6.7*	Form of Securities Purchase Agreement for the Company’s Private Placement Offering
6.8*	Form of Subscription Agreement for this Offering
6.9*	Securities Purchase Agreement by and between the Company and Ann Anderson, dated April 21, 2015
6.10*	Amendment to Securities Purchase Agreement by and between the Company and Ann Anderson, dated June 1, 2015
6.11*	Arrangement with Nexus Management Services Inc.
6.12*(1)	Arrangement with Slade Gorton & Co., Inc.
6.13	Settlement Agreement by and between the Company and Nexus Staffing, Inc., effective as of March 11, 2016
11.1*	Consent of Friedman LLP
12.1*	Legal Opinion Letter

____________________

*	Filed herewith.
+	Indicates a management contract or compensatory plan.
(1)

Portions of this exhibit containing confidential information have been omitted pursuant to a request for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*]”and has been filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on April 8, 2016.

GreenKissNY Inc.

By: /s/ Ann Anderson
Name: Ann Anderson
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Offering Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Ann Anderson	Chief Executive Officer, President and Director	April 8, 2016
Ann Anderson	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Leif Christoffersen	Chief Operating Officer	April 8, 2016
Leif Christoffersen